Exhibit 2.1
ASSET PURCHASE AGREEMENT
By and among
GERBER SCIENTIFIC INTERNATIONAL, INC.,
COBURN TECHNOLOGIES, INC.
And
EDWARD G. JEPSEN
Dated as of December 2, 2010

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ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of December 2, 2010 (this “Agreement”), among Gerber Scientific International, Inc., a Connecticut corporation (“Seller”), Coburn Technologies, Inc., a Delaware corporation (“Buyer”), and solely for purposes of Section 12.12, Edward G. Jepsen (“Guarantor”). Buyer and Sellers are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”
R E C I T A L S
     A. Through Seller’s Gerber Coburn business unit (the “Business Unit”), Seller is engaged in the business of designing, manufacturing, marketing and providing computer integrated lens processing systems to retail outlets, eye care professionals and independent lens production laboratories and supplying spare parts and consumables to and servicing such systems (the “Business”).
     B. Buyer wishes to purchase from Seller, and Seller desires to sell to Buyer, substantially all of Seller’s assets, properties, rights and interests primarily used or useful in the Business, upon and subject to the terms and conditions of this Agreement.
     Accordingly, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. The following terms, as used herein, have the following meanings:
          “Accounts Receivable” means, only to the extent resulting primarily or solely from the GC Products, GC Software Products or the Business, (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes receivable, (c) any unpaid interest accrued related to any of the foregoing and (d) any claim, remedy or other right related to any of the foregoing.
          “Acquired Subsidiaries” means Gerber Scientific International Pte., Ltd., a Singapore private limited company and Gerber Coburn Optical International, Inc., a Delaware corporation.
          “Affiliate” means, with respect to any other Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.

          “Applicable Law” means any domestic or foreign, federal, provincial, state or local statute, law, common law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other legal requirement, of any Governmental Authority (including any Environmental Law) applicable to the Business, the Business Assets or to any relevant Person or to any of such Person’s properties, assets, operations, officers, directors, employees, consultants or agents.
          “Benefit Arrangement” means each and all pension, supplemental pension, deferred compensation, option or other equity-based program, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, severance and other employee benefit arrangements, plans, contracts, policies or practices providing employee or executive compensation or benefits, other than an Employee Plan.
          “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
          “Closing Date Debt” means any Debt of Seller that is primarily or solely related to the Business or the Business Assets, included in the Assumed Obligations, outstanding as of the Effective Time, and reflected in the Final Closing Statement.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Conflict Parties” means (i) entities which share members of their boards of directors with Seller’s board of directors or have directors on their respective boards of directors who are major shareholders of Seller and vice versa, (ii) individuals who are major shareholders, directors or executive officers of Seller or (iii) any Affiliate or member of the immediate family of any entity or individual covered by clause (i) or (ii) of this definition. For purposes of this definition, a “member of the immediate family” shall include a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.
          “Consent” means any consent, novation, approval, authorization, requirement (including filing or registration requirement), waiver or agreement.
          “Contaminant” means any asbestos, asbestos containing materials or urea formaldehyde, hydrocarbons, chlorinated solvents, polychlorinated biphenyls (“PCBs”), PCB-containing equipment or materials, lead, contaminant pollutants, substances of a deleterious, dangerous, hazardous, corrosive or toxic nature, dangerous goods, special subjects, or hazardous waste, or any other substance that is regulated under any applicable Environmental Law with respect to its presence, use, collection, storage, transportation, treatment or disposal.

          “Contemplated Transactions” means the transactions contemplated by this Agreement.
          “Contracts” means all contracts, agreements, options, understandings, leases for real or personal property, licenses, sales and accepted purchase orders, commitments, warranties and other instruments of any kind, whether written or oral, and including any option to renew or extend the term thereof.
          “Control” (including the terms “controlling,” “controlled by” and “under common control with”), whether or not capitalized, means with respect to any specified Person the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of capital stock or securities, by contract or otherwise.
          “Damages” means all demands, claims, assessments, losses, damages, costs, defense costs, expenses, liabilities, judgments, awards, fines, interest, sanctions, penalties, and charges (including any amounts paid in settlement), including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such Damages or seeking to investigate, mitigate or avoid same, but excluding lost profits, lost revenues, incidental damages, consequential damages, diminution of value and punitive damages (other than monetary damages (of any type) actually paid in connection with a third party claim); provided however, that none of the preceding exclusions shall preclude Buyer from including and recovering as part of any claim for Damages under Article X, (i) the excess, if any, of the value of the Business as purchased by Buyer on the Closing Date assuming no breach by Seller of any of its representations or warranties in this Agreement, over (ii) the value that the Business would have had on the Closing Date after recognizing the effect of any breach by Seller of any of its representations or warranties in this Agreement.
          “Debt” means, to the extent relating primarily or solely to the Business, any indebtedness of Seller, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or interest swap agreements or representing capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any property, as well as the amount of all indebtedness of others secured by a Lien on any asset of Seller (whether or not such indebtedness is assumed by Seller) and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by Seller.
          “Employee Plan” means each and all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained or contributed to by Seller or in which Seller participates or participated and that provides benefits.
          “Environmental Laws” means all Applicable Laws relating in any manner to contamination, pollution or protection of human health or the Environment including: the Clean Air Act, as amended, U.S.C. §§ 7401 et seq.; the Clean Water Act, as amended, 33 U.S.C. §§ 1251 et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.

§§ 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et seq.
          “Environmental Permits” means all permits, licenses, registrations and other Governmental Approvals required to be in effect as of the Closing Date under Environmental Laws for the conduct of the Business of Seller or the ownership or use of the Business Assets.
          “Final Closing Statement” means the Closing Statement delivered by Seller pursuant to Section 3.03(a), if no Dispute Notice is delivered by Buyer in accordance with Section 3.03(c), or, if a Dispute Notice is delivered by Buyer in accordance with Section 3.03(c), the Closing Statement as agreed to in writing by the Parties or as determined by the Independent Accountants as provided in Section 3.03(c).
          “Final Working Capital” means the Working Capital set forth in the Final Closing Statement.
          “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis throughout all applicable periods.
          “GC Business Records” means, in each case, primarily or solely relating to the Business, all records, files, books and operating data, invoices, data bases, manuals and other materials, whether in print, electronic or other media, confidential information, equipment maintenance records, books of account, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research and other research materials, personnel records, invoices, supplier and customer lists, supplier records, Contract documents, and Contracts.
          “GC Fixed Assets” means all tangible personal property and equipment primarily or solely employed in or related to the Business, including servers, computers, office furniture and office equipment, fixtures, trade fixtures, machinery and equipment, dies, jigs, molds, patterns, tools, tooling, production fixtures, maintenance machinery and equipment, other furnishings, trucks, automobiles and other vehicles and transportation equipment, leasehold improvements and construction-in-process, together with all parts, power cords, hardware, accessories and related supplies, and any available manufacturer warranties, and all tangible personal property set forth on Schedule 4.07(a).
          “GC Inventory” means, in each case, primarily or solely relating to the Business, inventories of products, work-in-progress, finished goods, raw materials, supplies and parts, including all inventory listed on the Final Closing Statement.
          “GC Products” means the products listed on Schedule 1.01(a).
          “GC Services” means all customer support services, including repair and maintenance, provided by Seller solely in connection with the operation of the Business.
          “GC Software Products” means the Innovations Lab Software, Innovations Lite software and Innovations Remote software, in each case, as more fully described on Schedule 1.01(b).

          “Governmental Authority” means any foreign, domestic, federal, territorial, provincial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, arbitral tribunal, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
          “Improvements” means fixtures and other fixed assets or improvements of any and every nature located on, or annexed, attached or affixed to, actually or constructively, the Real Property or any other Improvement.
          “Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions and reexaminations thereof, (ii) all registered and unregistered trademarks, service marks, trademark or service mark applications, trade names, fictional business names, and logos (collectively, “Marks”), (iii) all copyrightable works, all copyrights and all applications, registrations and renewals thereof, (iv) all Software, whether purchased, licensed or internally developed, (v) domain names, world wide web addresses, URLs and websites, (vi) trade secrets, formulae, confidential and proprietary business information, research and development results, compositions, processes, techniques, know-how, engineering, designs, drawings, plans and product specifications, material documentation, manuals, charts, specifications, database architecture, templates, system models, diagrams, descriptions, screen displays, schematics, blueprint drawings, tapes, listings, designs, patterns and records, (vii) all other intellectual property, including all market research, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, and customer, supplier and distributor lists, (viii) all product development, promotional displays and materials, package design, trade dress, and improvements to any of the foregoing, (ix) all data stored in computer systems and (x) all copies and tangible embodiments of any of the foregoing in whatever form or medium.
          “Knowledge” means (i) with respect to Seller, the actual knowledge, after due inquiry, of Alex Incera, Marc Giles and Michael Elia and (ii) with respect to Buyer, the actual knowledge, after due inquiry, of Edward G. Jepsen.
          “Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP or otherwise or is disclosed or required to be disclosed in any part of the Disclosure Letter.
          “Lien” means any mortgage, deed of trust, title defect or restriction, lien or objection, pledge, security interest, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, encumbrance, claim or charge of any kind or nature whatsoever.

          “Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the Business Assets, taken as a whole, or the Business or the ability of Seller to consummate the Contemplated Transactions; provided, however, that (i) Material Adverse Effect will not include any event, change, effect, development, condition or occurrence (a) generally affecting the industry in which the Business operates or any market in which the Business competes, or the economy or the financial or securities markets, in the United States or globally, including effects on such industry, markets or economy resulting from any regulatory and political conditions or developments in general, (b) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other force majeure events, (c) reflecting or resulting from changes in Applicable Law or GAAP, (d) resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby, including any effect on or change in relationships, contractual or otherwise, with customers, suppliers, distributors or partners, (e) resulting from compliance by Seller with the terms of this Agreement, (f) any failure in and of itself of the Business to meet its financial projections (in each case under clauses (a), (b) or (c) above, except to the extent that such conditions or changes have a disproportionate impact on the Business, relative to other participants in the geographic regions, industries or markets in which the Business operates); and (ii) for the avoidance of doubt, any of the matters described on Schedule 1.01(c) shall not constitute a Material Adverse Effect.
          “Methods and Methodologies” means the same accounting methods, policies, practices, principles, procedures and exceptions that were used in the preparation of the 2010 Balance Sheet and that are described on Exhibit A to the Disclosure Letter.
          “Orders” means orders, writs, injunctions, directives, judgments, decrees, awards or other legal requirements.
          “Permits” means licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other registrations.
          “Permitted Liens” means as of any relevant time: (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent; and (iii) as of the execution of this Agreement (but not as of the Closing), any Liens on Business Assets securing Debt listed on Schedule 1.01(d), which Liens will be released in full at or before the Closing.
          “Person” means an individual, corporation, partnership, limited liability company, association, trust, bank, estate or other entity or organization, including a Governmental Authority.
          “Software” means computer software (in source and object code form), middleware and firmware, applets, compilers, user interfaces, application programming interfaces, protocols, formats, data, data structures, algorithms, data bases, data collections, techniques, modules and functional programs and all related programming, user and system documentation.

          “Specified Employees” means the employees of the Business listed on Schedule 1.01(e).
          “Target Working Capital” means $16,400,000.00.
          “Tax” or “Taxes” means all taxes, assessments or impositions imposed of any nature including: (i) federal, state, provincial, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, estimated taxes, value added tax (including goods and services tax), severance tax, prohibited transaction tax, premiums tax, occupation tax, or any other taxes or other like assessments or charges together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax; and (ii) any liability with respect to the foregoing as a result of being or formerly having been a member of any affiliated, consolidated, combined, unitary, or similar group, or as a result of any transferee liability in respect of the foregoing, whether arising as a result of any agreement or otherwise by operation of law.
          “Tax Return” means all United States federal, state, provincial, local and foreign returns, reports, forms or other information required to be filed with respect to any Tax (including estimated Tax payments, elections and changes in accounting method), and any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
          “Transaction Agreements” means this Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by Seller pursuant to this Agreement, including the Connecticut Sublease and other documents specified in Article IX to be delivered at or before the Closing.
          “Working Capital” means (a) current assets, consisting solely of GC Inventory, Accounts Receivable (less allowance for bad debts) and Prepaids (and, for the avoidance of doubt, specifically excluding cash, cash equivalents or other short-term investments) less (b) the Assumed Obligations. Without limiting the generality of the foregoing, (A) Working Capital shall not be calculated to reflect any changes in assets or liabilities as a result of purchase accounting adjustments, (B) no reserves reflected in the 2010 Balance Sheet shall be increased, reduced or eliminated, except in the case of a change by reason of a payment, credit or adjustment occurring in the ordinary course of business from the Balance Sheet Date through the Closing Date and (C) for the avoidance of doubt, consistency in application of the Methods and Methodologies, except as set forth on Exhibit A to the Disclosure Letter, shall control over the requirements of GAAP. Notwithstanding anything to the contrary in this Agreement or the Methods and Methodologies, but without limiting Section 7.04, no reserve or accrual for any Taxes (other than sales, transfer or value added Taxes) of Seller or with respect to the Business, the Business Assets or any Acquired Subsidiary, in any case, relating to any period ending before or on the Closing Date shall be included in Working Capital for any purpose under this Agreement.
     Section 1.02 Additional Defined Terms. The following additional terms are set forth and defined in the following respective Sections of the Agreement:

2010 Balance Sheet	4.04(a)(ii)
AAA	12.11(a)
Acquired Shares	2.01
Acquired Subsidiary Employees	6.05(a)(iii)
after-Tax basis	10.02(c)
Agreement	Preamble
Allocation Schedule	7.02
Apportioned Obligations	7.04
Assumed Obligations	2.03
Balance Sheet Date	4.04(a)(i)
Basket	10.02
Bundled Software	4.13(a)(i)(A)
Business	Recitals
Business Assets	2.01(a)
Business Employees	4.12(a)(i)
Business Unit	Recitals
Buyer	Preamble
Buyer Affiliates	2.05
Buyer Fee	11.03(a)
Buyer Indemnitees	10.02(a)
Buyer Material Adverse Effect	5.04
Buyer Obligations	11.03(a)
Buyer Warranty Breach	10.02(b)(i)
Cap	10.03(a)
CERCLA	1.01
Closing	3.02(a)
Closing Date	3.02(a)
Closing Statement	3.03(a)
Confidential Information	6.02(b)
Connecticut Sublease	9.01(l)
CPR	12.11(a)
Customer List	2.01(b)(xii)
Development Software	4.13(a)(i)(A)
Disclosure Letter	Article IV
Dispute Notice	3.03(c)
Effective Time	3.02(d)
Excluded Assets	2.02
Excluded Contracts	4.08(e)
Excluded Liabilities	2.04
FICA	7.05
Financial Statements	4.04
Financing	9.03
Fundamental Cap	10.03(a)
FUTA	7.05
GC Intellectual Property	2.02(b)(viii)
Guarantee	12.12(a)
Guaranteed Obligations	12.12(a)
Hired Employees	6.05(a)(i)
Independent Accountants	3.03(c)
Lease Assignments	9.01(k)
Leases	4.11(b)
Marks	1.01
Material Contract	4.08(d)
Material Schedule Update	6.07
Multiemployer Plan	4.12(b)(iv)
Nonassignable Items	8.01(c)
Organizational Documents	4.01
Party	Preamble
Parties	Preamble
PCBs	1.01
Post-Transition Employees	6.05(a)(i)
Prepaids	2.01(b)(xix)
Proceeding	4.06
Purchase Price	3.01
Qualified Plan	4.12(b)(v)
Real Property	4.11(a)
Related Products and Services	6.03(a)(i)
Required Contractual Consent	4.03
Required Legal Approval	4.03
Retained Employee	2.04(b)
Retained Names	2.02(l)
Retained Property	2.02(j)
Seller	Preamble
Seller Indemnitees	10.02(b)
Seller Warranty Breach	10.02(a)(i)
Service Agreements	4.11(d)
Seller Obligations	11.02(a)
Subordinated Notes	6.10
Tax Indemnitee	10.02(c)

Temporarily Retained Employee	6.05(a)
Termination Fee	11.02(a)
Third Party Claim	10.05
Trade Payables	2.03(e)
Warranty Costs	4.16(b)
WARN	6.05(d)

ARTICLE II
BUSINESS ASSETS
     Section 2.01 Purchase of Business Assets.
          (a) Subject to the terms and conditions of this Agreement and except as provided in Section 2.02, at the Closing and effective as of the Effective Time, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in and to all tangible and intangible assets, properties, rights and interests primarily or solely related to the Business and owned, used, occupied or held by or for the benefit of Seller (other than the Excluded Assets), in each case, wherever situated, as the same shall exist at the Closing and whether or not reflected on the applicable records of Seller (the “Business Assets”).
          (b) Without limiting Section 2.01(a), but except as provided in Section 2.02, the Business Assets include the following as and to the extent existing at the Closing Date:
          (i) all GC Inventory;
          (ii) the GC Software Products;
          (iii) all marketing and advertising materials primarily or solely related to the Business;
          (iv) all GC Fixed Assets;
          (v) all Contracts primarily or solely relating to the Business, including the Material Contracts listed on Schedule 4.08(a);
          (vi) all rights and interests under the Leases listed on Schedule 4.11(b);
          (vii) all Accounts Receivable, whether or not billed at the time of the Closing, and all rights to bill customers for any GC Products or GC Software Products shipped or any services related to the GC Products or GC Software Products, whether before or after the Closing;
          (viii) all Intellectual Property primarily or solely relating to the Business (including the “Coburn” Mark and all other Intellectual Property included in the GC Products and GC Software Products) and goodwill associated with such Intellectual Property, together with all rights under, including rights to enforce, Contracts entered into with employees, consultants, agents, and other Persons associated with the Business to the extent such rights relate to the confidentiality of such Intellectual Property or the assignment of such Person’s rights to inventions and other such Intellectual Property to Seller (collectively, the “GC Intellectual Property”);

          (ix) subject to Section 6.04(b), all GC Business Records;
          (x) all unfilled purchase and sale orders solely or primarily related to the Business;
          (xi) all Permits (and pending applications therefor and renewals thereof) primarily or solely relating to the Business, including those listed on Schedule 4.09(a);
          (xii) a list of, and contact information for, current customers of the Business and all Persons to whom or to which Seller has sold or otherwise furnished GC Products or GC Services within the 12-month period ending on the Closing Date and, to the extent such exist, all sales information and databases compiled by or on behalf of Seller in connection with the GC Products or GC Software Products, including information on any and all sales leads and contact information for potential customers primarily or solely related to the Business (the “Customer List”);
          (xiii) all claims, warranties, choses in action, causes of action, rights of recovery and rights of set-off of any kind against third parties, in any case, primarily or solely relating to the Business or the Business Assets (including any warranties from contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with construction, manufacturing, development, installation, repair or maintenance at the Real Property) or the Assumed Obligations, and the right to receive and retain mail and other communications relating to the Business, the Business Assets or the Assumed Obligations;
          (xiv) excluding Prepaids related to group benefit or insurance plans that are not included in the Business Assets, all prepaid expenses, advance payments, deposits, surety accounts and other similar assets, in any case, primarily or solely relating to the Business, including prepaid third-party hardware and software, capitalized professional services and accrued maintenance revenue (collectively, the “Prepaids”);
          (xv) all outstanding equity securities of the Acquired Subsidiaries (the “Acquired Shares”);
          (xvi) all minute books, stock books, stock ledgers and corporate seals for the Acquired Subsidiaries, in each case, to the extent they exist as of the Closing Date; and
          (xvii) all employment agreements listed on Schedule 4.12(a)(iii) with the Acquired Subsidiary Employees, excluding the Retained Employee set forth on Schedule 2.04(b).
     To the extent that any assets or property owned by any Affiliate of Seller are used primarily or solely in the Business, they shall be included within the defined term “Business Assets” if they would have been so included had they been owned by Seller, and Seller shall cause such Affiliate to convey such assets and property to Buyer at the Closing, or after Closing if discovered after Closing, in each case, free and clear of all Liens other than Permitted Liens for no additional consideration.
     Section 2.02 Excluded Assets. Notwithstanding anything in Section 2.01 to the contrary, the Business Assets will not include, and Buyer will not be deemed to purchase or acquire, any of the rights, properties or assets of Seller set forth below, in each case, wherever situated and as the same shall exist at the Closing Date (the “Excluded Assets”):
          (a) all cash, cash equivalents and marketable securities of Seller or associated with the Business, including cash on hand maintained at the Real Property or any of Seller’s facilities, cash in transit and cash, cash equivalents and marketable securities in lock boxes or on deposit with or held by any financial institution by or for Seller or in connection with the Business;
          (b) the Excluded Contracts;
          (c) Tax refunds and all claims for refund of Taxes and other governmental charges of whatever nature, in each case, relating to periods ending prior to the Closing Date;
          (d) all claims, warranties, choses in action, causes of action, rights of recovery and rights of set-off of any kind against third parties (i) to the extent relating to the Excluded Assets or Excluded Liabilities or (ii) as described in Schedule 2.02(c);
          (e) the right to receive and retain mail and other communications relating to the Excluded Assets;
          (f) all rights of Seller under this Agreement and the bills of sale and other conveyance and assumption documents (with respect to the Business Assets and Assumed Obligations) delivered in connection with this Agreement;
          (g) all employment agreements covering any employees of the Seller, other than the employment agreements listed on Schedule 4.12(a)(iii) relating to the Acquired Subsidiary Employees;
          (h) all rights in connection with, and assets of, any Employee Plan or Benefit Arrangement, other than as set forth in Section 6.05(b) and Section 6.05(f);
          (i) insurance proceeds for claims made by Seller prior to the Closing;
          (j) the Leases set forth in Schedule 2.02(j) and the Real Property (the “Retained Property”);
          (k) the property, leases and assets expressly designated in Schedule 2.02(k);
          (l) the Marks containing “Gerber” or any derivative or variation thereof (the “Retained Names”) and other Intellectual Property designated in Schedule 2.02(l), subject to Buyer’s rights pursuant to Section 6.09;
          (m) all of Seller’s minute books, stock books, stock ledger and corporate seal;

          (n) any and all securities or other ownership interests held by Seller in any Affiliate or other Person, including Ocuco, other than the Acquired Shares;
          (o) deferred Tax assets of the Business Unit and its subsidiaries;
          (p) the assets expressly designated in Schedule 2.02(p); and
          (q) any and all assets of Seller that are not solely or primarily used by Seller in or for the benefit of the Business.
     Section 2.03 Assumed Obligations. Subject to the terms and conditions of this Agreement and except as provided in Section 2.04, at the Closing and effective as of the Effective Time, Buyer will assume, and will thereafter pay, perform and discharge in the ordinary course of business, the following liabilities and obligations of Seller to the extent arising from or related to the GC Products, GC Software Products or the Business (the “Assumed Obligations”):
          (a) any Liability of Seller arising from the sale of goods and services forming part of the Business before the Closing, including those Liabilities arising pursuant to product warranties, product returns, rebates, and other related claims, whether such obligations and liabilities arose before Closing (but only to the extent specifically reserved for on the Final Closing Statement) or after Closing;
          (b) any Liability arising after the Effective Time under the Contracts included in the Business Assets (other than any Liability arising out of or relating to a Breach of such Contract that occurred prior to the Effective Time);
          (c) any Liability of Seller arising after the Effective Time under any Contract included in the Business Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach of such Contract that occurred prior to the Effective Time);
          (d) all Liabilities of Seller set forth on the 2010 Balance Sheet, less payments thereon or discharges thereof prior to the Effective Time, and on the Final Closing Statement;
          (e) any Liabilities of Seller that constitute trade payables due to suppliers as payment for GC Inventory and incurred by the Seller in the ordinary course of business, consistent with past practice, between the Balance Sheet Date and the Effective Time and as permitted by this Agreement (“Trade Payables”);
          (f) (i) any Liability to any Hired Employees and any Acquired Subsidiary Employees (excluding the Retained Employee), in all cases, from and after the Closing Date, (ii) any Liability to any Post-Transition Employees (including Post-Transition Employees who are Temporarily Retained Employees) from and after the date of hire by Buyer, (iii) any Liability of Seller to any Hired Employee, Acquired Subsidiary Employee or Post-Transition Employee arising or accruing prior to the Closing Date, but only, in the case of this clause (iii), to the extent specifically included in calculating the Final Working Capital, and (iv) any Liability under any Benefit Arrangement or Employee Plan of the Acquired Subsidiaries accruing from and after the

Closing Date; provided, however, that Assumed Obligations will not include any Liability of Seller for retention bonuses or other payments under any retention agreement or similar arrangement or amounts set forth on Schedule 4.12(a)(iv);
          (g) as may be required by Applicable Law, all Liabilities for sales commissions under any written sales commission (or similar) plan described in Schedule 2.03(g)and payable in respect of amounts received by Buyer following the Effective Time, even if not pursuant to a Benefit Arrangement assumed by Buyer;
          (h) the Liabilities of Seller described in Section 6.05(g);
          (i) any Liability of Seller described in Schedule 2.03(i); and
          (j) the Tax Liabilities of Buyer set forth in Section 7.03(c) and Section 7.04.
     Section 2.04 Excluded Liabilities. Except as provided in Section 2.03, Seller will retain, and Buyer will not assume, any Liability whatsoever of Seller, whether or not arising from or related to Seller, the GC Products, the GC Software Products, the Business or the Business Assets (the “Excluded Liabilities”), and Seller will fully pay, perform and discharge, as and when due, each such Excluded Liability. For the avoidance of doubt, such Excluded Liabilities shall specifically include:
          (a) any Liability of Seller in respect of the litigation matters described Schedule 4.06;
          (b) any Liability of Seller before or after Closing in respect of the employee listed on Schedule 2.04(b) (the “Retained Employee”); and
          (c) any Liability described on Schedule 2.04(c).
ARTICLE III
PURCHASE PRICE AND CLOSING
     Section 3.01 Purchase Price for the Business Assets. Subject to adjustment in accordance with Section 3.03, the aggregate purchase price for the Business Assets (the “Purchase Price”) will be: (i) $21,000,000.00 (the “Base Purchase Price”); and (ii) the assumption of the Assumed Obligations, payable as and when provided in this Article III.
     Section 3.02 Closing.
          (a) The consummation of the purchase and sale of the Business Assets and assumption of the Assumed Obligations (the “Closing”) will take place at the offices of Crowell & Moring, LLP, 590 Madison Avenue, 20th Floor, New York, New York 10022, or at such other location as Buyer and Seller may agree in writing, beginning at 10:00 a.m. local time on December 31, 2010 (or January 31, 2011, in the event the Termination Date is January 31, 2011 as provided in Section 11.02(b)(ii)), or such other date as Buyer and Seller may agree in writing (the “Closing Date”).

          (b) In full consideration for the transfer of the Business Assets and assignment of the Assumed Obligations, at the Closing, Buyer will pay:
          (i) to each holder of any portion of the Closing Date Debt (each a “Debt Holder”), on behalf of Seller and for its account, Seller’s good faith estimate of the portion of the Closing Date Debt owed such Debt Holder (which estimate shall be in writing and delivered to Buyer within five calendar days prior to the Closing Date); and
          (ii) to Seller, an amount equal to (A) the Base Purchase Price, subject to any adjustment pursuant to Section 3.03, minus (B) the aggregate amount paid or payable to the Debt Holders pursuant to Section 3.02(b)(i).
          (c) The payment to be made by Buyer to Seller at Closing pursuant to Section 3.02(b) will be made by wire transfer to a single bank account (designated by Seller in writing at least two Business Days before the Closing Date).
          (d) Unless otherwise agreed in writing by Buyer and Seller, if the Closing shall have occurred, transfer of legal title, equitable title and the risk of loss with respect to the Business Assets, and Buyer’s assumption of the Assumed Obligations, will be deemed effective for tax, accounting and other computational purposes as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).
          (e)  At or prior to the Closing, Seller shall deliver to Buyer a reasonably detailed statement of Seller’s good faith estimate of the GC Inventory and the Accounts Receivable, in each case, as of the Effective Time. Nothing in this Section 3.02(e) shall constitute any representation or warranty by Seller in respect of the GC Inventory or Accounts Receivable described in the immediately preceding sentence.
     Section 3.03 Adjustment of Purchase Price.
          (a) As soon as practicable, but in no event later than 45 calendar days after the Closing Date, Seller shall prepare, or cause to be prepared, and submit to Buyer an unaudited statement of the Business Assets, including a reasonably detailed statement of the GC Inventory and a breakdown of the dollar value of such GC Inventory located at each of Seller’s locations maintained in connection with the Business based on the inventory taking described below in this Section 3.03(a), the Assumed Obligations, including any Closing Date Debt, Accounts Receivable and the Working Capital, in each case, as of the Effective Time (the “Closing Statement”). On the Closing Date, or the next Business Day thereafter, at Seller’s expense, Seller will perform a detailed, physical taking of inventory in connection with preparing the Closing Statement, and Buyer and its representatives will be entitled to observe such physical taking of inventory. The Closing Statement will be prepared from the books and records kept by Seller in connection with the Business prior to Closing and in accordance with Methods and Methodologies, and will fairly present, in accordance with the Methods and Methodologies, the Business Assets, the Assumed Obligations, including any Closing Date Debt, and Working Capital, in each case, as of the Effective Time.
          (b) Buyer will in good faith cooperate in responding to questions and requests for information submitted by Seller and its representatives (including its outside accountants) in connection with the preparation of the Closing Statement, and will, with reasonable prior notice, provide Seller and its representatives with access to (i) all books and records of Buyer and its Affiliates to the extent related to the Business or the calculation of Working Capital or the Closing Date Debt, (ii) the locations of the GC Inventory in connection with any physical taking of inventory referred to above and (iii) all Buyer personnel with whom Seller deems it necessary to consult.

          (c) Within 30 calendar days after the receipt of the Closing Statement, Buyer will deliver Buyer’s written objections (if any) (“Dispute Notice”) regarding the Closing Statement to Seller. Such Dispute Notice will set forth in reasonable detail the basis of Buyer’s objections to the Closing Statement. Any item to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties. Buyer and its representatives will be permitted to review the working papers of Seller relating to the Closing Statement and will have such access to Seller’s representatives as may be reasonably necessary to permit Buyer and its representatives to review in detail the manner in which the Closing Statement was prepared. Seller will, or Seller will cause its representatives to, in good faith cooperate with Buyer and its representatives in facilitating such review. If Buyer fails to deliver a Dispute Notice within the 30 calendar day period provided above in this Section 3.03(c), the Closing Statement will be considered final and binding on the Parties. Buyer and Seller will use their reasonable efforts to resolve any disputes concerning the Closing Statement that are specified in any Dispute Notice, and if they are unable to resolve any such disputes within 10 Business Days after the receipt of such Dispute Notice, Buyer and Seller will submit, as soon as practicable, the Closing Statement, the Dispute Notice and the question or questions in dispute to a mutually acceptable firm of independent public accountants of recognized standing (the “Independent Accountants”) for resolution. In the event that Buyer and Seller are unable to agree on a firm of independent public accountants of recognized standing within 3 Business Days following such 10th Business Day after the receipt of the Dispute Notice, the independent public accountants for each of Buyer and Seller shall confer and select a third mutually acceptable firm of independent public accountants of recognized standing within 3 Business Days, which firm shall serve as the Independent Accountants. The Independent Accountants will review only those items and amounts specifically submitted by Buyer and Seller to the Independent Accountants pursuant to this Section 3.03(c) and will resolve the unresolved disputes by adopting a position that is either equal to Buyer’s proposed position, Seller’s proposed position or between the positions proposed by Buyer and Seller. The determination of the Independent Accountants of the amounts in dispute shall be based solely upon presentations by Buyer and Seller, and shall not involve the Independent Accountants’ independent review. The Independent Accountants’ determination will be (i) in writing, (ii) made in accordance with this Section 3.03(c) and (iii) final, conclusive and binding on the Parties. Nothing herein will be construed to authorize or permit the Independent Accountants to determine any question or matter whatsoever under or in connection with this Agreement, except as set forth in the immediately preceding sentence. The fees and expenses of the Independent Accountants with respect to any dispute submitted to the Independent Accountants pursuant to this Section 3.03(c) will be borne one-half by each of Buyer and Seller.
          (d) If and to the extent that the Final Working Capital exceeds 105% of the Target Working Capital, then, subject to Sections 3.03(f) and 3.03(g), the Base Purchase Price will be increased by, and Buyer will pay to Seller, the entire amount by which (i) the Final Working Capital exceeds (ii) 105% of the Target Working Capital.
          (e) If and to the extent that the Final Working Capital is less than 95% of the Target Working Capital, then, subject to Sections 3.03(f) and 3.03(g), the Base Purchase Price will be reduced by, and Seller will pay to Buyer, the entire amount by which (i) 95% of the Target Working Capital exceeds (ii) the Final Working Capital.

          (f) The Base Purchase Price, as the same may be adjusted pursuant to Section 3.03(d) or 3.03(e), will be reduced by, and Seller will pay to Buyer, the entire amount of the Closing Date Debt, if any, less the aggregate amount of any such Closing Date Debt paid at Closing to the Debt Holders pursuant to Section 3.02(b)(i) by Buyer on behalf of Seller and for its account.
          (g) Any payment required to be made by Buyer pursuant to Section 3.03(d) or by Seller pursuant to Section 3.03(e) or 3.03(f) will be made within five Business Days after the Final Closing Statement has been determined; provided, however, that if the aggregate amount that would otherwise have been payable by one Party pursuant to Section 3.03(d)-(f) exceeds the aggregate amount that would otherwise have been payable by the other Party pursuant to Section 3.03(d)-(f), each Party’s obligation to make payment of any such amount will be automatically satisfied, discharged and replaced by an obligation upon the Party by which the larger aggregate amount would have been payable to pay to the other Party the excess of the larger aggregate amount over the smaller aggregate amount.
          (h) All payments referred to in Section 3.03(g) will be by wire transfer of such payment in immediately available funds to be credited to the account of Seller or Buyer as may be designated in writing by Seller or Buyer, as applicable. The amount of any payment to be made by any Party pursuant to Section 3.03(g) will bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in The Wall Street Journal, in effect from time to time during the period from the Closing Date to the date of payment. Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     For purposes of the representations and warranties set forth in this Article IV, “Business Assets” and all definitional components thereof shall be deemed to include all assets, properties, rights and interests of the Acquired Subsidiaries, as the context dictates. Except as set forth in the disclosure letter delivered by Seller to Buyer prior to the execution of this Agreement (the “Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Disclosure Letter relates (and such items or matters disclosed in other sections of the Disclosure Letter to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure); references to Schedule or Schedules in this Agreement are to the corresponding schedules in the Disclosure Letter), Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:
     Section 4.01 Organization. Seller is a corporation, duly organized, validly existing and in good standing under the Applicable Laws of the State of Connecticut, and has all requisite corporate power and authority to carry on its business as now conducted by it (including the Business) and to own and operate its assets as now owned and operated by it (including the

Business Assets). Each Acquired Subsidiary is a private limited company or corporation, as the case may be, duly organized, validly existing and in good standing under the Applicable Laws of Singapore or the State of Delaware, as the case may be, and has all requisite entity power and authority to carry on its business as now conducted by it (including the Business) and to own and operate its assets as now owned and operated by it (including the Business Assets). Except as set forth on Schedule 4.01, neither Seller nor any of the Acquired Subsidiaries is required to be qualified to conduct business in any states other than Connecticut or any non-U.S. jurisdiction (except where the failure to be so qualified would not have a Material Adverse Effect). Seller has delivered or made available to Buyer true and correct copies of the articles of incorporation, bylaws and any similar governing or constitutive documents or agreements (collectively, the “Organizational Documents”) of Seller and each Acquired Subsidiary, each as currently in effect.
     Section 4.02 Authority; Enforceability. Seller has the corporate power and authority to execute and deliver the Transaction Agreements executed or to be executed by it pursuant to this Agreement, and to perform its obligations under the Transaction Agreements. The execution, delivery and performance by Seller of each of the Transaction Agreements to be executed by it have been duly and properly authorized by (i) all requisite corporate action in accordance with Applicable Law and with the Organizational Documents of Seller and (ii) by the Transaction Committee of the board of directors of Gerber Scientific, Inc., which committee consists solely of disinterested directors. The Transaction Agreements to which Seller is a party constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting the rights of creditors generally. Except as set forth on Schedule 4.02, the execution, delivery and performance of the Transaction Agreements by Seller, and the consummation by Seller of the Contemplated Transactions, do not and will not: (a) require the Consent, license or other authorization of any Person; (b) violate any provision of Applicable Law; (c) contravene, conflict with, or result in a violation of any provision of Seller’s or any Acquired Subsidiary’s Organizational Documents; or (d) conflict with, require a Consent under, result in the termination of any provisions of, constitute a Breach or default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Lien pursuant to, or otherwise adversely affect, any Contract to which Seller or any Acquired Subsidiary is a party and relating to the Business or the Business Assets, in each such case, whether with or without the giving of notice, the passage of time or both, except in each such case described in clause (a), (b), or (d) of this sentence, for any conflict, Breach, default, violation, result, loss of rights, acceleration, termination or requirement that would not reasonably be expected to have a Material Adverse Effect. All requisite corporate or other action has been taken by Seller to authorize and approve its execution and delivery of the Transaction Agreements, the performance by Seller of its obligations thereunder, and all other acts necessary or appropriate for the consummation of the Contemplated Transactions.
     Section 4.03 Consents. Schedule 4.03 sets forth (i) any governmental or other registration, filing, application, notice, transfer, order, qualification or Consent required under Applicable Law to be obtained by Seller or an Acquired Subsidiary in connection with the execution and delivery of any Transaction Agreement by Seller, or the consummation of the Contemplated Transactions by Seller (each, a “Required Legal Approval”), and (ii) any Contract with respect to which a Consent of or by any other party thereto must be obtained by virtue of the execution and delivery of the Transaction Agreements by Seller or the consummation of the Contemplated Transactions by Seller to avoid the invalidity of such Contract, the termination thereof (or the giving rise to any right to terminate by another party), a Breach or default thereunder (whether with notice, passage of time or both) or any other change or modification to the terms thereof (including acceleration of any Liabilities) (each, a “Required Contractual Consent”).
     Section 4.04 Financial Reports. (a) Seller prepares and reports its financial statements on a segment-reporting basis, with the Business comprising one of Seller’s three reportable segments. Schedule 4.04 sets forth (i) the unaudited balance sheet of the Business (the “2010 Balance Sheet”) as of April 30, 2010 (the “Balance Sheet Date”), and the related unaudited statement of income of the Business for the year then ended, each on a segment reporting basis (the “Financial Statements”).
          (b) Each of the Financial Statements is true, complete and correct in all material respects, was prepared from the books and records kept by Seller for the Business and fairly presents the financial position of the Business as of such date, and the results of operations for the Business for the period then ended, in accordance with the Methods and Methodologies consistently applied. As of the Balance Sheet Date, the 2010 Balance Sheet reflects all properties and assets, real, personal or mixed, which are currently used in connection with the Business.
          (c) There exist no Liabilities of Seller related to the Business or the Business Assets that, if and when they became known, would be required to be reflected on a balance sheet in accordance with the Methods and Methodologies other than (i) Liabilities that are reflected on or disclosed in the Financial Statements and (ii) Liabilities incurred in the ordinary course of the Business since the Balance Sheet Date or in connection with the Contemplated Transactions and that would not have a Material Adverse Effect. There exist no Liabilities of any Acquired Subsidiary that, if and when they became known, would be required to be reflected on a balance sheet in accordance with the Methods and Methodologies.
     Section 4.05 Inventories. Except as set forth on Schedule 4.05, (i) the GC Inventory is of a quality and quantities usable or salable in the ordinary course of business, and there are no damaged or obsolete items or items of below standard quality included therein, except with respect to which adequate reserves will be set forth on the Final Closing Statement calculated in accordance with the Methods and Methodologies; (ii) the value at which the GC Inventory is carried on the 2010 Balance Sheet reflects the lower of cost or market value on a first-in, first-out, or “FIFO,” cost method and reflects write-offs or writedowns for damaged or obsolete items, or items of below standard quality, in each case, in accordance with the historical inventory policy and practices of Seller with respect to the Business; and (iii) the GC Inventory is not (as of the date hereof) and will not be (as of the Closing Date) excessive in kind or amount in light of the ordinary and normal course of conduct and reasonably anticipated needs of the Business.
     Section 4.06 Legal Actions. Except as set forth on Schedule 4.06 and except as contemplated by Section 2.02(c), there is no demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration or governmental investigation of any nature, public or private, at law or in equity, or before any Governmental Authority (each, a “Proceeding”) pending, or to the Knowledge of Seller, threatened by or against Seller or any

Acquired Subsidiary involving the Business or any Business Asset. Schedule 4.06 sets forth, with respect to any pending or threatened Proceeding, the forum, the parties thereto, the subject matter thereof, the amount of damages claimed or other remedy requested and the contact information of counsel representing Seller in connection with such proceeding.
     Section 4.07 Personal Property, Title and Sufficiency of Assets, and Accounts Receivables.
          (a) Schedule 4.07(a) is a true, accurate and complete list of the GC Fixed Assets and identifies for each such asset listed whether it is owned by Seller or leased by Seller.
          (b) Except for the Excluded Assets, the Business Assets to be acquired by Buyer pursuant to Section 2.01 are the only assets, properties, rights and interests used by Seller in connection with the Business and are reasonably sufficient to operate the Business in substantially the same manner as operated by Seller prior to the date of this Agreement.
          (c) Except as set forth on Schedule 4.07(c), Seller holds good and valid title to each of the Business Assets (other than the Leases or any of such Business Assets that are leased or licensed to Seller), free and clear of any and all Liens, other than Permitted Liens. The consummation of the Contemplated Transactions will not adversely affect such title. Seller has the right under valid and existing leases to occupy, use or control all properties and assets leased to Seller and included in the Business Assets.
          (d) The tangible assets included in the Business Assets are in good operating condition and good repair (ordinary wear and tear excepted) and are adequate for the uses to which they are put, and no such assets are in need of replacement or material maintenance or repair, except for routine replacement, maintenance and repair.
          (e) All Accounts Receivable have arisen from bona fide transactions in the ordinary course of business, are payable on trade terms customarily granted by Seller in the ordinary course of business and represent valid obligations to Seller in respect of the Business, and to the Knowledge of Seller, are not subject to any contests, claims, counterclaims or setoffs (other than returns in the ordinary course of business). For the avoidance of doubt, any such contests, claims, counterclaims or setoffs shall not excuse Seller from its obligations in respect of the Excluded Liabilities. To the Knowledge of Seller, there is no pending material contest or dispute with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. None of the Accounts Receivable represents obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. All Accounts Payable arising after the Balance Sheet Date are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

     Section 4.08 Material Contracts; Excluded Contracts.
          (a) Schedule 4.08(a) contains a complete and accurate list of each Material Contract. Seller has previously delivered or made available to Buyer complete and accurate copies of all such Material Contracts (or accurate written summaries of any oral Material Contract), each as currently in effect.
          (b) Except as set forth on Schedule 4.08(b):
          (i) Seller has not Breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a Breach, violation or default under), or received notice (written or oral) alleging that Seller has Breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a Breach, violation or default under), any Material Contract included in the Business Assets, except where such Breach, violation or default (including any that are alleged) would not have a Material Adverse Effect.
          (ii) To the Knowledge of Seller, no other party to a Material Contract has Breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a Breach, violation or default under) such Material Contract.
          (iii) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or, to the Knowledge of Seller, any other Person the right to declare a default or exercise any remedy under (including the encumbrance of any Business Assets), or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, avoid performance of any obligation under or modify, any Material Contract included in the Business Assets.
          (c) Except as set forth on Schedule 4.08(c), all of the Material Contracts included in the Business Assets (i) were entered into in the ordinary course of business on commercially reasonable terms, with bona fide third parties in arms-length transactions; (ii) are valid and enforceable in accordance with their terms; (iii) are in full force and effect; and (iv) will continue to be valid and enforceable and in full force and effect on identical terms following the Closing.
          (d) “Material Contract” means each Contract (other than an Excluded Contract) which relates primarily or exclusively to the Business or any of the Business Assets to which Seller or any Acquired Subsidiary is a party, and that:
          (i) involves the purchase of inventories or sales of products and involves aggregate future expenditures or receipts in an amount or value in excess of $100,000 over the remaining term thereof;
          (ii) does not involve the purchase of inventories or sales of products and involves aggregate future expenditures or receipts in an amount or value in excess of $50,000 over the remaining term thereof;

          (iii) contain “most favored nations” or similar pricing arrangements;
          (iv) requires Seller or any Acquired Subsidiary to indemnify or hold harmless any other Person, or provides for a guaranty of or by Seller or any Acquired Subsidiary, other than pursuant to Seller’s standard terms and conditions of sale previously provided to Buyer;
          (v) imposes on Seller or any Acquired Subsidiary or any Person any non-compete obligation or otherwise restricts in any material way Seller’s or any Acquired Subsidiary’s ability to own or use the Business Assets or conduct the Business or imposes confidentiality or non-disclosure obligations outside the ordinary course of business consistent with past practices;
          (vi) relates to or provides for the marketing, sale or distribution of GC Products, GC Software Products or related services (other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices, or those not in excess of $50,000);
          (vii) provides for or relates to any employment (other than at-will arrangements), agency, sales representative, consulting or similar relationship with any Person, in any case, in an amount or value in excess of $100,000;
          (viii) relates to the ownership of, leasing of, title to, use of or any leasehold or other interest in real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one year);
          (ix) pursuant to which Seller or any Acquired Subsidiary grants or is granted a license of any Intellectual Property, or that relates to Intellectual Property created, used or useful in the Business (other than off-the-shelf software);
          (x) grants a Lien on any of the Business Assets (including under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;
          (xi) relates to Debt of the Seller or any Acquired Subsidiary relating primarily or solely to the Business or the Business Assets;
          (xii) contains a written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller or any Acquired Subsidiary other than in the ordinary course of business;
          (xiii) grants a power of attorney to any Person relating primarily or solely to the Business or the Business Assets;
          (xiv) otherwise is material in respect of the ownership or use of the Business Assets or the conduct of the Business or would otherwise result in a Material Adverse Effect, were a Breach, violation, default or termination thereof to occur; or

          (xv) is an amendment, supplement or modification (whether written or oral) in respect of any of the foregoing.
          (e) Schedule 4.08(e) is a true, accurate and complete list of all Contracts relating to the Business or any Business Asset that comprise the “Excluded Contracts.”
     Section 4.09 Applicable Laws and Permits; Orders.
          (a) Schedule 4.09(a) sets forth (i) a list of all material Permits necessary to conduct the Business as currently conducted, or to own or operate the Business Assets and (ii) all Orders applicable to Seller related to the Business, any Acquired Subsidiary, the Business, any Business Asset, or the Contemplated Transactions.
          (b) Except as listed on Schedule 4.09(b):
          (i) each of the Permits set forth in Schedule 4.09(a) is in full force and effect;
          (ii) the Business is now being, and has at all times been, conducted, and the Business Assets are, and have at all times been, owned and operated, in compliance with all Applicable Laws, Orders and Permits, except where the failure to do so would not have a Material Adverse Effect;
          (iii) to the Knowledge of Seller, neither Seller (related to the Business) nor any Acquired Subsidiary is subject to any alleged violation, Breach or default of any Applicable Laws, Orders or Permits;
          (iv) there is no Order or Proceeding pending or, to the Knowledge of Seller, threatened that (i) seeks restraint, prohibition, Damages or other relief in connection with this Agreement or Transaction Agreements or the consummation of the Contemplated Transactions, or (ii) would be reasonably expected to have a Material Adverse Effect; and
          (v) no loss, non-renewal or expiration of, nor any noncompliance with, any Permit is pending or, to the Knowledge of Seller, threatened in writing (including as a result of the Contemplated Transactions), other than the expiration of such Permits in accordance with their terms.
     Section 4.10 Certain Changes. Since April 30, 2010, Seller has conducted the Business solely in the ordinary course consistent with past practices, and Seller has used commercially reasonable efforts to preserve the Business and the Business Assets. Without limiting the foregoing sentence, except as specifically listed in the relevant subsection of Schedule 4.10 or as expressly permitted by this Agreement, since April 30, 2010, with respect to the Business and the Business Assets, there has not been any:
          (a) event or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

          (b) damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses with respect to the Business or the Business Assets, in the aggregate, of more than $200,000;
          (c) material revaluation or write-down of any of the Business Assets;
          (d) entry into any Material Contract, amendment of any Material Contract other than in the ordinary course of business, or termination of any Material Contract (other than by its terms);
          (e) material change in accounting principles, methods or practices of Seller or any Acquired Subsidiary, or in the manner Seller or any Acquired Subsidiary keeps its books and records, or any material change by Seller or any Acquired Subsidiary of its current practices with regard to sales, backlog, customer billings, receivables, payables or accrued expenses;
          (f) acquisition or disposal of material assets or material property used or held for use in the Business (except in bona fide, arms length transactions entered into in the ordinary course of business consistent with past practice);
          (g) incurrence by Seller or any Acquired Subsidiary of any Debt or refinancing by Seller or any Acquired Subsidiary of any existing Debt;
          (h) capital expenditures exceeding, individually or in the aggregate, $200,000;
          (i) material change in any pricing practices (other than in the ordinary course of business consistent with past practices);
          (j) settlement or material compromise in any Proceeding involving more than $100,000;
          (k) payment of any material Liability or discharge or satisfaction of any material Lien (other than in the ordinary course of business consistent with past practices) or cancellation of any Debts owed to the Seller or any Acquired Subsidiary or claims of the Seller or any Acquired Subsidiary or waiver of rights, in each case, of any material value;
          (l) action that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a Breach of Section 6.01; or
          (m) agreement, undertaking or understanding by Seller or any Acquired Subsidiary to do, either directly or indirectly, any of the things described in the preceding clauses (a) through (l).
     Section 4.11 Real Property.
          (a) The real property specifically described on Schedule 4.11(a) (the “Real Property”), constitutes all of the real property used in the Business. None of the Real Property is owned by Seller or any Acquired Subsidiary.

          (b) Either Seller or any Acquired Subsidiary holds a valid leasehold interest in the Real Property pursuant to the lease agreements described on Schedule 4.11(b) (the “Leases”), free and clear of any and all Liens, except for Permitted Liens. The Leases are currently in full force and effect. Seller has previously delivered or made available to Buyer complete and accurate copies of all such Leases, each as currently in effect.
          (c) Either Seller or any Acquired Subsidiary has the right to quiet enjoyment of all Real Property subject to the Leases, for the full term of each such Lease and any renewal option related thereto. There has been no disturbance of or challenge to Seller’s or any Acquired Subsidiary’s quiet possession under each such Lease, and no leasehold or other interest of Seller in such Real Property is subject to or subordinate to any Liens except Permitted Liens. Neither the whole nor any portion of any Real Property leased or occupied by Seller or any Acquired Subsidiary has been condemned, requisitioned or otherwise taken by any Governmental Authority, and, to Seller’s Knowledge, no such condemnation, requisition or taking is threatened or contemplated. All buildings, structures, fixtures and appurtenances comprising part of the Real Property are in good condition and have been well maintained, normal wear and tear excepted.
          (d) There are no management, maintenance, service or other Contracts with respect to the Real Property or the Improvements except as set forth on Schedule 4.11(d) (the “Service Agreements”). All of the Service Agreements are presently in full force and effect, and Seller has fully and completely paid and performed all of the material duties, obligations, liabilities and responsibilities of Seller or any Acquired Subsidiary under the Service Agreements arising on or before the date hereof.
     Section 4.12 Employment Matters; Employee Benefits; Labor Matters.
          (a)      (i) Schedule 4.12(a)(i) sets forth: (i) the employees who are directly involved in the Business (including any contract or temporary employees) and independent contractors of Seller or any Acquired Subsidiary who are individuals and directly involved in the Business (for the avoidance of doubt, Schedule 4.12(a)(i) does not include those employees of Seller who are not principally or solely involved in the Business, including employees or independent contractors of Seller providing shared services to Seller’s other businesses outside of the Business, senior management of Seller and general administrative employees of Seller not principally or solely involved in the Business), and (ii) any other individuals who otherwise perform services in respect of the Business, but who are employed by another Person (collectively, the “Business Employees”).
          (ii) For the Business Employees, Schedule 4.12(a)(ii) sets forth true, complete and accurate information as to (x) each individual’s current rate of compensation and, if applicable, visa status; and (y) each such individual’s accrued vacation, sick leave or personal leave, if applicable.
          (iii) Except as set forth on Schedule 4.12(a)(iii), the Business Employees are employees at-will, and there are no outstanding Contracts or arrangements with respect to severance payments to any Business Employee.
          (iv) Schedule 4.12(a)(iv) sets forth the amount of any compensation or remuneration which is or may become payable to any Business Employee pursuant to any

Contract or Employee Benefit Plan by reason, in whole or in part, of the execution and delivery of any Transaction Agreement or consummation of the Contemplated Transactions.
          (b)      (i) Schedule 4.12(b)(i) identifies each Employee Plan and Benefit Arrangement relating to the Business Employees. Seller has furnished or made available to Buyer copies of such Employee Plans and all amendments thereto and/or where applicable, each Employee Plan’s summary plan description and any summaries of material modifications thereto. Seller has furnished or made available to Buyer a written description of each Benefit Arrangement relating to the Business Employees.
          (ii) Neither Seller nor any other Person or entity that, together with Seller is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 of ERISA, has incurred (A) any Liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA, (B) any Liability under Section 412 of the Code, or (C) any Liability as a result of the failure to comply with the continuation of coverage requirements of Section 601 et. seq. of ERISA or Section 4980B of the Code, that in any such case would become a Liability of Buyer after the Closing Date.
          (iii) Except as set forth on Schedule 4.12(b)(iii), no Employee Plan or Benefit Arrangement covering Business Employees provides for medical or death benefits beyond termination of service or retirement, other than (A) coverage mandated by Law, or (B) death or retirement benefits under a benefit plan qualified under Section 401(a) of the Code.
          (c) Except as set forth on Schedule 4.12(c):
          (i) Seller and each Acquired Subsidiary have complied in all material respects with all Applicable Law relating to employment practices with respect to each Business Employee;
          (ii) There has not been in the 12 months immediately preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Business or, to the Knowledge of Seller, any efforts or campaign by any Business Employees or third-parties to organize any Business Employees into any organization or union for the purpose of collectively negotiating with Seller or any Acquired Subsidiary, employment terms and conditions of the Business Employees;
          (iii) As of the date of this Agreement, there is no unfair labor practice charge or complaint against Seller or any Acquired Subsidiary pending before the National Labor Relations Board involving the Business, and no such charge or complaint has been made against Seller or any Acquired Subsidiary during the 12 months immediately preceding the date of this Agreement involving the Business;
          (iv) No application or petition for an election of or for certification of a collective bargaining agent relating to the Business is pending as of the date of this Agreement;

          (v) There has been no charge of discrimination relating to the Business filed or, to the Knowledge of Seller, threatened against Seller or any Acquired Subsidiary with any Governmental Authority during the 12 months immediately preceding the date of this Agreement; and
          (vi) There has been no complaint relating to the Business regarding its employment practices filed or, to the Knowledge of Seller, threatened against Seller or any Acquired Subsidiary with any Governmental Authority during the 12 months immediately preceding the date of this Agreement.
     Section 4.13 Intellectual Property.
          (a) Schedule 4.13(a) sets forth a complete and correct list of all the following GC Intellectual Property:
          (i) in each case with respect to the GC Products and GC Software Products:
          (A) a complete and accurate list of all (x) Software which Seller or any Acquired Subsidiary embeds, integrates, redistributes, resells or otherwise sublicenses into or with the GC Products or GC Software Products (the “Bundled Software”), (y) Software used by Seller or any Acquired Subsidiary to support its Business or the development of its GC Products or GC Software Products (other than commercially available off-the-shelf Software purchased or licensed for less than a total cost of $5,000) (the “Development Software”) and (z) Software services (including hosting and application management) and solutions (and related documentation) used by Seller or any Acquired Subsidiary in the Business;
          (B) all patented and/or registered Intellectual Property and all applications therefor;
          (C) all registered and unregistered Marks;
          (D) all Contracts granting to Seller a license, covenant not to sue or any other interest in, or any right to use or exploit any GC Intellectual Property or other Intellectual Property used in the Business, other than off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software;
          (E) all Contracts under which Seller or any Acquired Subsidiary has granted to others a license, covenant not to sue or any other interest in, or any right to use or exploit any GC Intellectual Property or other Intellectual Property used in the Business; and

          (F) all settlement agreements resolving any material dispute relating to the use of proprietary rights in Intellectual Property entered into by Seller or any Acquired Subsidiary; and
          (ii) with respect to the Business generally:
          (A) all standstill and consent agreements entered into by Seller relating to the use of Intellectual Property relating to the Business;
          (B) all standalone Intellectual Property indemnification agreements entered into by Seller or any Acquired Subsidiary relating to the Business; and
          (C) all source code escrow agreements entered into by Seller or any Acquired Subsidiary pursuant to which the source code for any of the GC Software Products or Bundled Software has been deposited with a third-party escrow agent by Seller or any Acquired Subsidiary.
          (b) Except as set forth on Schedule 4.13(b)(i), Seller is the sole and exclusive owner of (including with respect to Schedule 4.13(a)(i)(A-C)), or has a valid right to use, sell or license (including with respect to Schedule 4.13(a)(i)(D-F)), as the case may be, substantially all of the Intellectual Property necessary to enable Buyer to conduct the Business as currently conducted by Seller or any Acquired Subsidiary. The GC Intellectual Property owned by Seller or any Acquired Subsidiary is not subject to any Lien, other than Permitted Liens.
          (c) To the Knowledge of Seller, the GC Products, GC Software Products and related operation of the Business by Seller or any Acquired Subsidiary and the use of GC Intellectual Property in connection therewith do not materially infringe, dilute, misappropriate, constitute a material unauthorized use of or otherwise materially violate any Intellectual Property right of any third party. Neither Seller nor any Acquired Subsidiary has received any written notices of any, and to the Knowledge of Seller, there is no threatened, claim that Seller is infringing, diluting, misappropriating, making unlawful use of or otherwise violating any Intellectual Property.
          (d) Neither Seller nor any Acquired Subsidiary has licensed any of the GC Intellectual Property to any Person on an exclusive basis, nor has Seller or any Acquired Subsidiary entered into any Contract limiting its ability to exploit fully, or freely and fully assign or otherwise transfer all right, title, and interest in and to, any of the GC Intellectual Property owned by Seller or any Acquired Subsidiary (excluding Intellectual Property licensed on a nonexclusive basis to customers in the ordinary course of business).
          (e) Except as set forth on Schedule 4.13(e), Seller has taken commercially reasonable security measures in accordance with normal industry practice to (i) protect and maintain in full force and effect all GC Intellectual Property and (ii) protect the confidentiality of all confidential GC Intellectual Property owned by Seller or any Acquired Subsidiary. Seller has taken commercially reasonable security measures to protect the confidentiality of, and, to the Knowledge of Seller, neither Seller nor any Acquired Subsidiary has disclosed or authorized the disclosure of, any GC Intellectual Property that is not owned by Seller or any Acquired Subsidiary.
          (f) Neither Seller nor any Acquired Subsidiary has engaged in any misuse or other act or omission that would invalidate or prevent Seller or any Acquired Subsidiary from enforcing its GC Intellectual Property rights. No claim by any third party contesting the ownership of any GC Intellectual Property (whether or not in connection with Bundled Software or Development Software), or the validity or enforceability of any issued patent, registered trademark, or copyright owned by Seller or any Acquired Subsidiary with respect to the GC Products or GC Software Products, is currently outstanding or, to the Knowledge of Seller, threatened.
          (g) Except as set forth on Schedule 4.13(g), to the Knowledge of Seller, no third party is infringing, diluting, violating, misusing or misappropriating any GC Intellectual Property, and no such claims have been made against a third party by Seller or any Acquired Subsidiary.
     Section 4.14 Brokers. Except as set forth in Schedule 4.14, neither Seller nor any other Person acting on behalf of Seller has incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.
     Section 4.15 Customers and Suppliers.
          (a) Schedule 4.15(a) lists the top 10 customers relating to the Business for the twelve-month period ended April 30, 2010, ranked by total sales relating to the Business during such period, and sets forth opposite the name of each such customer the approximate percentage of net sales by Seller attributable to such customer for such period. Except as set forth on Schedule 4.15(a), no customer listed on Schedule 4.15(a) has notified Seller or any Acquired Subsidiary in writing that it will stop or materially decrease the rate of business done with Seller or any Acquired Subsidiary relating to the Business, except for changes in the ordinary course of business of Seller.
          (b) Schedule 4.15(b) lists the 10 largest suppliers relating to the Business for the twelve-month period ended April 30, 2010, ranked by the total expenditures of Seller relating to the Business during such period. No supplier listed on Schedule 4.15(b) has notified Seller or any Acquired Subsidiary in writing that it will stop or materially decrease the rate of business done with Seller or any Acquired Subsidiary relating to the Business, except for changes in the ordinary course of business of Seller.
     Section 4.16 Product Warranties; Warranty Costs.
          (a) Except for written product warranties made by Seller or any Acquired Subsidiary on its sales order forms, packages and product catalogues, true, accurate and complete copies of which have been provided to Buyer, and except as set forth on Schedule 4.16(a), Seller makes no express product warranties in connection with the sale of GC Products. Seller has not received any written notice of any claim that Seller is under any material liability or obligation with respect to the return of GC Products other than in the ordinary course of business consistent with past practices.
          (b) Set forth on Schedule 4.16(b) is a description of all Proceedings asserted, brought or threatened against Seller or any Acquired Subsidiary with respect to the Business within the last five years preceding the date of this Agreement, together with a description of the outcome or present status thereof, relating to any claim for warranty costs involving amounts in excess of $30,000. Claims for warranty costs (individually or in the aggregate) during the twelve month period ended April 30, 2010, did not exceed $800,000, and there are no outstanding or, to the Knowledge of Seller, threatened claims for any such costs which would exceed $750,000 (individually or in the aggregate). As used herein, “warranty costs” means the costs and expenses of servicing, repairing, returning and/or replacing, or allowances for service, repair, return or replacement, of defective or allegedly defective or improperly selected or shipped GC Products or parts or components thereof manufactured or sold by Seller or any Acquired Subsidiary and the costs of materials and expenses of replacing materials or correcting any jobs or materials inadequately performed or manufactured by Seller or any Acquired Subsidiary, together with such legal liability, if any, as may exist in connection with sales of GC Products, whether such costs and expenses relate to or arise out of claims or causes of action which assert causes sounding in tort, contract or warranty, or any combination of the foregoing.
     Section 4.17 Insurance. Schedule 4.17 contains a list of all insurance policies (specifying the location, insured, insurer, amount of coverage, type of insurance and policy number) maintained by Seller or any Acquired Subsidiary for the Business or the Business Assets. All such policies are in full force and effect and, to the Knowledge of Seller, no notice of cancellation or termination has been received with respect to any such policy.
     Section 4.18 Books and Records. The GC Business Records of Seller, all of which have been made available to Buyer, accurately record all transactions relating to the Business in all material respects and have been maintained in accordance with commercially reasonable business practices, consistently applied. The GC Business Records of the Acquired Subsidiaries have been made available to Buyer.
     Section 4.19 Taxes.
          (a) (i) Except as set forth on Schedule 4.19(a), Seller has timely filed, or there have been timely filed on Seller’s behalf, all Tax Returns required to be filed with respect to the Business and each Acquired Subsidiary with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller); and (ii) all Taxes payable with respect to such Tax Returns have been paid.
          (b) Except as set forth on Schedule 4.19(b), no individual should have been treated as an employee of the Business for Tax purposes who (i) has been treated by Seller as an independent contractor of the Business for Tax purposes, (ii) has provided services with respect to the Business , and (iii) is reasonably likely to continue to provide services to the Business at any time during the 12-month period following the Closing Date. No individual should have been treated as an employee of any Acquired Subsidiary for Tax purposes who (i) has been treated as an independent contractor of such Acquired Subsidiary for Tax purposes and (ii) has provided services with respect to such Acquired Subsidiary.
          (c) None of the Business Assets or the assets of any Acquired Subsidiary is subject to any Lien other than a Permitted Lien arising in connection with any failure or alleged failure to pay any Tax.
          (d) None of the assets or properties of Seller with respect to the Business or any Acquired Subsidiary that is a U.S. corporation (i) secures any Debt the interest on which is tax-exempt under Code Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Code Section 168(h) or gives rise to a tax-exempt use loss within the meaning of Code Section 470, (iii) is “tax-exempt bond financed property” within the meaning of Code Section 168(g)(5), (iv) is “limited use property” within the meaning of Rev. Proc. 76-30, (v) is or will be treated as owned by another person pursuant to the former safe harbor leasing provisions of the Code, (vi) is imported property covered by an Executive order described in Code Section 168(g)(6) or (vii) is otherwise property subject to Section 168(f) of the Code.
     Section 4.20 Environmental Matters. Except as set forth in Schedule 4.20:
          (a) All operations of the Business have been and are in material compliance with all Environmental Laws. To the Knowledge of Seller, with respect to the Business, no written demands, notices, requests or information exist with regard to any currently required modernization measure under Environmental Law;
          (b) Neither Seller nor any Acquired Subsidiary requires any Environmental Permits for the conduct of the Business;
          (c) Neither Seller nor any Acquired Subsidiary is subject to:
          (i) Any written demand, written notice, request for information or, to Seller’s Knowledge, pending or threatened claims or complaints with respect to the material breach of or material liability under any Environmental Laws applicable to the Business, including any Environmental Laws respecting the use, storage, treatment, transportation, disposition (including disposal or arranging for disposal), discharge, remediation or corrective action of Contaminants; or
          (ii) Any written demand or written notice with respect to any material Liability under Environmental Laws applicable to the Business or the Business Assets;
          (d) There are no environmental audits, evaluations and assessments relating to the Real Property; and
          (e) With respect to the Business, neither Seller nor any Acquired Subsidiary has ever been convicted of any offence for non-compliance with any Environmental Law or occupational safety and health Laws, been fined or otherwise penalized in any material amount for non-compliance with an Environmental Law or occupational safety and health Laws or settled any prosecution for non-compliance with Environmental Law or occupational safety and health Laws short of conviction.

     Section 4.21 Exclusivity of Representations. The representations and warranties made by Seller in this Article IV are the exclusive representations and warranties made by Seller in connection with the Contemplated Transactions, whether with respect to itself, the Business, the Business Assets or otherwise. Seller hereby disclaims any other express or implied representations or warranties with respect to the Contemplated Transactions, itself, the Business, or the Business Assets.
     Section 4.22 Transactions with Affiliates and Other Conflict Parties. Except as set forth on Schedule 4.22, no Affiliate of Seller or other Conflict Party (i) is a party to any Contract included in the Business Assets or (ii) to the Knowledge of Seller, owns any equity or other financial interest in any entity that has had material business dealings with the Business, except for ownership of less than two percent (2%) of outstanding equity of any publicly traded company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:
     Section 5.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.
     Section 5.02 Authority; Enforceability. Buyer has the corporate power and authority to execute and deliver the Transaction Agreements executed or to be executed by it pursuant to this Agreement, and to perform its obligations under the Transaction Agreements. The execution, delivery and performance by Buyer of each of the Transaction Agreements to be executed by it have been duly and properly authorized by all requisite limited liability company action in accordance with Applicable Law and with the Organizational Documents of Buyer. The Transaction Agreements to which Buyer is a party constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting the rights of creditors generally. The execution, delivery and performance of the Transaction Agreements by Buyer, and the consummation by Buyer of the Contemplated Transactions do not and will not (a) require the Consent, license or other authorization of any Person; (b) violate any provision of Applicable Law; (c) contravene, conflict with, or result in a violation of any provision of Buyer’s certificate of incorporation, bylaws or similar constituent document; or (d) conflict with, require a Consent under, result in the termination of any provisions of, constitute a Breach or default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Lien pursuant to, or otherwise adversely affect, any Contract to which Buyer is a party or by which its assets or properties is bound, in each such case, whether with or without the giving of notice, the passage of time or both, except in each such case described in clause (a), (b), or (d) of this sentence, for any conflict, Breach, default, violation, result, loss of rights, acceleration, termination or requirement that would not reasonably be expected to have a Buyer Material

Adverse Effect. Buyer has taken all requisite corporate or other action to authorize and approve its execution and delivery of the Transaction Agreements, the performance of its obligations thereunder, and all other acts necessary or appropriate for the consummation of the Contemplated Transactions.
     Section 5.03 Brokers. Neither Buyer nor any Person acting on behalf of Buyer has incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or consummation of the Contemplated Transactions.
     Section 5.04 Orders and Proceedings. There is no Order or Proceeding pending or, to the Knowledge of Buyer, threatened that (i) seeks restraint, prohibition, Damages or other relief in connection with this Agreement or Transaction Agreements or the consummation of the Contemplated Transactions, or (ii) would be reasonably expected to have a material adverse effect on, or otherwise prevent, materially delay or materially impair, Buyer’s ability to consummate the Contemplated Transactions (“Buyer Material Adverse Effect”).
     Section 5.05 Governmental Filings. No notices, reports, registrations or other filings are required to be made by Buyer with, nor are any Consents or Permits required to be obtained by Buyer from, any Governmental Authority or any other Person, in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Contemplated Transactions, except for those that the Seller is required to obtain or that the failure to make or obtain would not be reasonably likely to, either individually or in the aggregate, have a Buyer Material Adverse Effect.
     Section 5.06 Compliance with Laws. Buyer’s business is not being conducted in violation of any Applicable Law, except for violations that would not be reasonably likely to, either individually or in the aggregate, have a Buyer Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Buyer is pending or, to the Knowledge of Buyer, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Buyer Material Adverse Effect.
     Section 5.07 No Vote Required. No approval of the owners, parent, Affiliate, investment or similar committee, or otherwise of Buyer is required in connection with the execution, delivery or performance of this Agreement, the other Transaction Agreements or the consummation of the Contemplated Transactions, other than those obtained prior to the date hereof.
     Section 5.08 Sufficient Funds. Buyer has sufficient immediately available funds to pay when due the Purchase Price and to pay when due all of Buyer’s fees and expenses related to the Contemplated Transactions.
     Section 5.09 Exclusivity of Representations. Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, concerning Seller, the Business or the Business Assets, except as expressly set forth in Article IV (as qualified by the Disclosure Letter). Neither Seller nor any other Person is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business or the

Business Assets. Buyer acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts. BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS ACQUIRING THE BUSINESS ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ON AN “AS IS” AND “WHERE IS” BASIS, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE DISCLOSURE LETTER).
ARTICLE VI
CERTAIN COVENANTS
     Section 6.01 Conduct of Business. From the date hereof through the Closing Date, without the prior written consent of Buyer or except as expressly permitted by this Agreement:
          (a) With respect to the Business only, Seller will and will cause each Acquired Subsidiary to:
          (i) conduct its affairs in the ordinary course of business consistent with past practices and will use its commercially reasonable efforts to preserve intact the Business and its relationships with third parties (including its customers, vendors, distributors, market influencers and other parties material to the sales channels and distribution network of the Business) and goodwill, and to keep available the services of the present officers, employees, agents and other personnel of Seller primarily or exclusively related to the Business;
          (ii) maintain the Business Assets in good operating order and condition, reasonable wear and tear excepted, and as promptly as practicable repair, restore or replace any Business Assets in the ordinary course of business consistent with past practice;
          (iii) comply in all material respects with all Applicable Laws, Permits and Orders;
          (iv) file all Tax Returns required to be filed and make timely payment of all Taxes as and when due;
          (v) use commercially reasonable efforts to obtain all Required Legal Approvals and Required Contractual Consents;
          (vi) keep in full force and effect, without amendment other than in the ordinary course of business consistent with past practice, all material rights relating to the Business; and
          (vii) as promptly as practicable notify Buyer in writing of the commencement of any Proceeding related to or affecting Seller or any Acquired Subsidiary with respect to its operation of the Business, the Business or any Business Asset, or of the occurrence of any event or existence of any fact that would cause any representation or warranty contained herein to be inaccurate in any material respect when made or as if made on the date of the occurrence of, or the discovery of, such fact, or that would cause any covenant or agreement contained herein to be Breached or incapable of performance.
          (b) Without limiting Section 6.01(a), with respect to the Business only, Seller will not and will not allow any Acquired Subsidiary to:
          (i) acquire or dispose of, or enter into any material agreement for the acquisition or disposition of, Business Assets, except for any acquisition or disposition of inventory in the ordinary course of business consistent with past practice, or incur any Liability relating to the Business, except for such Liabilities incurred in the ordinary course of business consistent with past practice;
          (ii) permit or suffer to exist any Lien (other than Permitted Liens) on or against the Business Assets;
          (iii) terminate or materially modify or amend any Lease;
          (iv) enter into any transactions with Affiliates on terms that are on no more favorable terms to Seller or its Affiliates than are obtainable in an arms-length transaction;
          (v) incur Debt relating to the Business Assets, assume such Debt for another Person or make a loan to any other Person in connection with the Business, except for Trade Payables;
          (vi) take any affirmative action, or fail to take any reasonable action within its control, which results in any of the changes or events listed in Sections 4.10(a)- (m);
          (vii) enter into any new Employee Plan or Benefit Arrangement, except in order to replace such Employee Plan or Benefit Arrangements as are renewed on a periodic basis in the ordinary course of business consistent with Seller’s past practice;
          (viii) other than in the ordinary course of business consistent with Seller’s past practice, grant any material wage or salary increase, or any additional benefits to the employees identified on Schedule 4.12(a);
          (ix) make any material modification to any Permit relating to the Business;
          (x) take any affirmative action, or fail to take any reasonable action within its control, that would reasonably be expected to render any of Seller’s representations and warranties materially untrue at Closing;
          (xi) enter into any compromise or settlement of any Proceeding relating to the Business Assets, the Business or the Assumed Obligations; or

          (xii) enter into any commitment or agreement to do any of the foregoing.
          (c) Seller will not take and will cause its Affiliates not to take, any action which would prevent Seller from complying in all material respects with its obligations under any Transaction Agreement.
          (d) For the avoidance of doubt, any matter described on Schedule 1.01 shall not constitute a breach of this Section 6.01.
     Section 6.02 Confidentiality.
          (a) From and after the date hereof, Seller and Buyer will not, and Seller and Buyer will cause their respective Affiliates, directors, managers, officers, employees and representatives not to, directly or indirectly, use or disclose (other than to each other) any Confidential Information for any purpose, except for purposes of carrying out their respective ongoing obligations under this Agreement, including securing all Required Contractual Consents and Required Legal Approvals, Buyer securing financing for the Contemplated Transactions, or the Transition Services Agreement. This Section 6.02(a) will survive the Closing and will continue indefinitely.
          (b) For purposes of this Agreement, “Confidential Information” means any and all trade secrets and other technical, business and other information, in each case, primarily or exclusively of or relating to the Business or the Business Assets that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons.
          (c) Notwithstanding anything to the contrary in Section 6.02(b), Confidential Information will not include any information that a Party can demonstrate: (i) has become generally available to the public through no act or omission of such Party and without violation of this Agreement, or any other confidentiality obligation of such Party; or (ii) is required to be disclosed by Applicable Law, subpoena or other mandatory legal process, provided such Party as promptly as practicable gives the other Party notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning such request or demand, and such Party uses its commercially reasonable efforts to obtain, and upon request, provides reasonable cooperation should the other Party seek to obtain, an appropriate protective order.
          (d) Seller and Buyer recognize and agree that, in the event of a Breach or threatened Breach by either Party of Section 6.02(a), money damages may not be an adequate remedy to the non-breaching Party for such Breach by the breaching Party and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by the affected Party therefrom. Accordingly, if there should be a Breach or threatened Breach by a Party of the provisions of Section 6.02(a), the other Party will be entitled to an injunction restraining the Party alleged to be in Breach of Section 6.02(a) from any such Breach. Nothing in the preceding sentence will limit or otherwise affect any remedies that a Party or its Affiliates may otherwise have under Applicable Law.

     Section 6.03 Covenant Not to Compete.
          (a) Seller will not, and Seller will not permit any of its Affiliates to, except on behalf of Buyer in accordance with the terms of this Agreement or the Transition Services Agreement, during the period beginning on the date hereof and ending on the fifth anniversary of the Closing Date, worldwide, directly or indirectly:
          (i) own, operate, maintain, control, manage, or participate in the ownership, control or management of, or render services or advice to, or have a material financial interest in, or lend its name to, any business engaged in, or that is undertaking to become engaged in, in whole or in part, the purchase, sale, distribution, research, development, maintenance, customer service, or support of any service or product that is identical or substantially similar to any service or product offered by the Business, including the GC Products or GC Software Products (the “Related Products and Services”); provided, however, that (x) Seller may acquire or own, directly or indirectly, up to 5% of any class of publicly traded securities of any Person engaged in any of the activities described above in this Section 6.03(a)(i) and (y) Seller’s compliance with the Transition Services Agreement will not constitute a Breach of this Section 6.03;
          (ii) solicit any Person to whom Seller either sold or provided the Related Products and Services, in each case, during the two—year period ending on the Closing Date, for the purpose of selling, providing or soliciting to sell or provide any Related Products and Services; or
          (iii) solicit for employment any Hired Employee, Post-Transition Employee or other Person employed or engaged by Buyer as of the Closing Date who was introduced to Seller by Buyer in connection with the Contemplated Transactions in any capacity (as an employee, independent contractor or otherwise), whether or not such employment or engagement is pursuant to a Contract and whether or not such employment or engagement is at-will; provided, however, that this Section 6.03(a)(iii) will not apply to any individual (x) who has been terminated by Buyer without cause or who has resigned for good reason from the employ of Buyer, in each case, following the Closing (y) whom Seller hires as a result of such individual responding to a general advertisement or solicitation for employment, or (z) who contacts Seller on his or her own initiative for the purpose of seeking employment.
          (b) Although the Parties have, in good faith, used their best efforts to make the provisions of Section 6.03(a) reasonable in terms of geographic area, duration and scope of restricted activities in light of the Business and the consideration to be received by Seller hereunder, and it is not anticipated, nor is it intended, by any Party that a court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the Parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of Section 6.03(a) or any part thereof in order to make it binding and enforceable, such provision will be considered divisible in all respects and the broadest possible scope as any such court will determine to be necessary in order to make it binding and enforceable will be effective, binding and enforceable.
          (c) The Parties recognize and agree that in the event of a Breach or threatened Breach by Seller or any Affiliate thereof of Section 6.03(a), money damages would not be an adequate remedy to Buyer for such Breach and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by Buyer therefrom. Accordingly, if there should be a Breach or threatened Breach by Seller or any Affiliate thereof of the provisions of Section 6.03(a), Buyer will be entitled to an injunction restraining Seller and/or such Affiliate from any such Breach. Nothing in the preceding sentence will limit or otherwise affect any remedies that Buyer or its Affiliates may otherwise have under Applicable Law.
     Section 6.04 Access to Books and Records and Customers and Suppliers; Delivery of GC Business Records.
          (a) From the date hereof through the Closing Date, Seller will afford Buyer and its representatives full and timely access during normal business hours and upon reasonable advance written notice, and in a manner so as not to unduly interfere with the normal operations of Seller’s business, to the premises, properties, personnel, representatives, and GC Business Records of or pertaining only to the Business Assets and the Business, and such other additional information as is reasonably available with respect thereto as Buyer may from time to time reasonably request. Prior to the Closing, and with the prior written consent of Seller, Buyer and its representatives will be permitted to contact or otherwise communicate with, and Seller will reasonably facilitate, as reasonably necessary or reasonably requested by Buyer or its representatives, the communication with, Seller’s accountants, attorneys, outside consultants, sales representatives, customers, suppliers, or other parties as Buyer may reasonably request in connection with the Contemplated Transactions, provided such parties are related to the Business or the Business Assets.
          (b) Notwithstanding the foregoing, Buyer recognizes that certain GC Business Records and Customer Lists are stored on shared databases with Seller’s other businesses not related to the Business or the Business Assets, and Seller may not be able to extract such data and deliver it immediately upon Closing. Following the Closing, Seller will use its commercially reasonable efforts to provide Buyer and its representatives all GC Business Records and Customer Lists in electronic form, to the extent such records are maintained by Seller in electronic form, in a timely manner, with the Parties working together in good faith to facilitate such transfer of electronic GC Business Records and Customer Lists as quickly as reasonably practicable following the Closing Date. To the extent that any or all GC Business Records or Customer Lists are required to be retained by Seller in accordance with Applicable Law or upon the written agreement of the Parties, Seller will provide copies of such records to Buyer in such format as they currently exist and retain such GC Business Records or Customer Lists for itself, with the express understanding that such retained records constitute Confidential Information for the purposes of Section 6.02.
          (c) Following the Closing, Buyer will provide Seller and its representatives with reasonable access to such GC Business Records and Customer Lists as may be required by Seller in connection with any audit or investigation by any Governmental Authority, or any matter relating to insurance coverage or third party claims, in each case, to the extent relating to the operation of the Business or the ownership of the Business Assets prior to the Closing. Buyer will preserve and maintain the records relating to the Business which are part of the GC Business Records, Customer Lists and Business Assets for at least five years after the Closing Date.

     Section 6.05 Employees of the Business.
          (a) (i) At or immediately prior to Closing, Buyer will make offers of employment to the Specified Employees (such employees who accept the terms and conditions of such offer and who are to be employed by Buyer are hereinafter collectively referred to as “Hired Employees”). Buyer may in its sole discretion, but Buyer shall not be obligated to, make offers of employment to the employees of Seller who are set forth on Schedule 6.05(a)(i)(a) at the conclusion of the provision of services by such employees under the Transition Services Agreement (such employees who are offered employment by Buyer and who accept the terms and conditions of such offer and who are to be employed by Buyer are hereinafter collectively referred to as “Post-Transition Employees”). Except for the Hired Employees listed on Schedule 6.05(a)(i)(b) and Post-Transition Employees listed on Schedule 6.05(a)(i)(b) (collectively, the “Temporarily Retained Employees”), Seller will terminate the employment of (x) all employees who become Hired Employees, effective immediately prior to the Closing, and (y) all employees who become Post-Transition Employees as of the conclusion of the provision of services under the Transition Services Agreement. Subject to Section 6.05(f), at Buyer’s discretion, Buyer will establish the initial terms and conditions of employment for all Hired Employees and Post-Transition Employees. Without limiting Seller’s obligations under Section 2.04(b) with respect to the Retained Employee, Seller will remain solely responsible for all employees of Seller who are not Hired Employees, Post-Transition Employees or Acquired Subsidiary Employees (as defined below), including any employees (other than Acquired Subsidiary Employees) who are not listed on Schedule 6.05(a)(i), and all claims and Liabilities related thereto.
               (ii) Buyer will assume responsibility for and reimburse Seller for all Liabilities, wages, costs of benefits and other expenses associated with each Temporarily Retained Employee from and after (x) the Closing Date in the case of a Temporarily Retained Employee who is a Hired Employee and (y) the date of the termination of the applicable service under the Transition Services Agreement, in the case of a Temporarily Retained Employee who is a Post-Transition Employee, in each case through the date Seller terminates the employment of such Temporarily Retained Employee as provided below in this clause (ii). If Buyer has not hired any or all of the Temporarily Retained Employees on or before the 180th day following the Closing Date or, if Buyer has failed to pay the obligations associated with such Temporarily Retained Employees within 60 days after Seller’s invoice or other written notification to Buyer, Seller shall have the right, at its sole option, to terminate the employment of any such Temporarily Retained Employees employed by Seller or its Affiliate as of such date. In any event, Seller shall terminate the employment of any such Temporarily Retained Employee on the date that such Temporarily Retained Employee is hired by Buyer.
               (iii) For the avoidance of doubt, at Closing, the employment of the employees of the Acquired Subsidiaries immediately prior to Closing (the “Acquired Subsidiary Employees”) shall continue, and except in respect of the Retained Employee, from and after Closing, by virtue of Buyer’s ownership of the Acquired Shares, Buyer shall assume responsibility for all Acquired Subsidiary Employees; provided, however, that Seller shall be responsible for all obligations to Acquired Subsidiary Employees related to any period (or portion thereof) ending prior to the Closing Date except to the extent that such obligations are used in calculating Final Working Capital. Seller will retain responsibility for and reimburse Buyer for all Liabilities, wages, costs of benefits and other expenses associated with the Retained Employee from and after the Closing Date through the date Buyer terminates the employment of such Retained Employee as provided below in this clause (iii). If Seller has not requested that

Buyer terminate the employment of the Retained Employee or otherwise caused the Retained Employee to cease to be an employee of the Acquired Subsidiary on or before the 180th calendar day following the Closing Date or if Seller has failed to pay the obligations associated with such Retained Employee within 60 days after Buyer’s invoice or other notification to Seller, Buyer shall have the right, at its sole option, to terminate the employment of the Retained Employee.
          (b) The active participation by all Hired Employees (excluding Temporarily Retained Employees) in any Employee Plan or Benefit Arrangement of Seller will cease as of the Closing Date, and the active participation by all Post-Transition Employees and Temporarily Retained Employees will cease as of the date Seller terminates the employment of all such Post-Transition Employees and Temporarily Retained Employees. Except for the Acquired Subsidiary Employees or as set forth in Section 6.05(f), Buyer will not assume or continue, and will have no responsibility or liability to the Hired Employees, Post-Transition Employees or any other Person under or with respect to, any of the Employee Plans or Benefit Arrangements of Seller, including with respect to any compensation or remuneration listed on Schedule 4.12(a)(iv). Notwithstanding the foregoing, except as set forth on Schedule 6.05(b), the active participation by all Acquired Subsidiary Employees in any Employee Plan or Benefit Arrangement of such Acquired Subsidiary will continue under such Employee Plans and Benefit Arrangements as of the Closing Date so long as required by Applicable Law or contractual commitment.
          (c) Seller will continue to make or will cause to be made all required contributions to any Employee Plan or Benefit Arrangement on behalf of the employees of the Business in respect of all periods through the Closing Date, and will fully vest the Hired Employees and Post-Transition Employees (including Temporarily Retained Employees) under any such Employee Plan or Benefit Arrangement as of the date that such employees are hired by Buyer. Seller will take or will cause to be taken all actions as may be legally required to so vest such employees.
          (d) If Seller or any of its Affiliates takes any action which could be construed as a “plant closing” or “mass layoff,” or which results in any employee retained or employed in connection with the Business suffering or deeming to have suffered any “employment loss,” as those terms are defined in Worker Adjustment and Retraining Notification Act (“WARN”), Seller and such Affiliates will be solely responsible for providing any notice required by WARN and for making payments, if any, which may be required under WARN for failure to provide appropriate notice.
          (e) The provisions of this Agreement are for the benefit of Buyer and Seller only, and no Specified Employee, Hired Employee, Post-Transition Employee, Temporarily Retained Employee, Retained Employee, Acquired Subsidiary Employee or any other Person will have any rights hereunder. Nothing herein expressed or implied will be deemed an amendment of any Employee Plan or Benefit Arrangement or otherwise confer upon any employee of Seller, or any legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any Employee Plan or Benefit Arrangement or arrangement, or will cause the employment status of any employee to be other than terminable at-will, except as required by Applicable Law with respect to the Retained Employee.

          (f) Periods of employment with Seller (including any current or former subsidiary or other Affiliate of Seller or any predecessor of Seller) will be taken into account for purposes of determining, as applicable, the eligibility for participation, vesting and the calculation of benefits of any Hired Employee or Post-Transition Employee (including any Temporarily Retained Employee) under all employee benefit plans, policies, arrangements or practices to which Buyer or its Affiliates contributes (or has an obligation to contribute) or is a party for the benefit of such Hired Employee or Post-Transition Employee (including any Temporarily Retained Employee), including vacation plans and arrangements, 401(k) and other retirement plans, disability plans, paid time off plans, and any severance and welfare plans.
          (g) Buyer will pay, with respect to any Business Employee whose employment is terminated by Buyer (or any successor thereto) at any time prior to the first anniversary of the Closing Date, the greater of (i) the severance benefits such Hired Employee, Post-Transition Employee or Acquired Subsidiary Employee would have been eligible to receive under the Seller’s severance plans or agreements in effect immediately prior to the Closing Date and identified on Schedule 6.05(g) and (ii) the severance benefits such Hired Employee, Post-Transition Employee or Acquired Subsidiary Employee would, in the absence of this Section 6.05(g), be eligible to receive under the severance plans or agreements available to a similarly situated employee of Buyer.
     Section 6.06 Transition Cooperation; Mail Received After Closing.
          (a) With respect to each Lease included in the Business Assets, Seller will cooperate in good faith with Buyer to facilitate the transfer of all utilities servicing the Real Property subject to such Lease into Buyer’s name.
          (b) Following the Closing, Buyer may receive and open all mail received at the Real Property that is subject to any Lease included in the Business Assets and, to the extent that such mail and the contents thereof relate to the Business or the Business Assets, deal with the contents thereof at its discretion. From and after the Closing, Seller will promptly forward or cause to be forwarded to Buyer any mail received by any of Seller or any of its Affiliates that relates to the Business, the Business Assets, or the Assumed Obligations.
          (c) Seller hereby grants to Buyer the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of Seller, any checks, drafts, documents and instruments evidencing payment of any notes, accounts receivable or other payment rights included in the Business Assets and that are payable to, payable to the order of, or endorsed in favor of Seller or any agent of Seller. Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Buyer, without deduction or offset, the full amount of any payment received by Seller after the Closing in respect of goods sold or services rendered as part of the Business, and will hold any such amount in trust for Buyer pending such payment.
     Section 6.07 Updates to Disclosure Letter. Seller may, by notice, from time to time prior to or at the Closing, supplement, amend or modify any part of the Disclosure Letter (each, a “Schedule Update”) in order to add information due to facts or events occurring subsequent to the date of this Agreement. In the event that any such Schedule Update constitutes, or as of the Closing Date shall constitute, an inaccuracy or breach of any representation or warranty of Seller that but for this Section 6.07 would entitle Buyer to not consummate the Closing (a “Material Schedule Update”), then Buyer will promptly notify (such notice, a “Schedule Update Notice”) Seller of such fact. In any case, notwithstanding anything in this Agreement to the contrary, if, after receipt by Buyer of a Schedule Update Notice, Buyer proceeds to consummate the Closing, then (a) Buyer shall be deemed to have waived any and all rights to seek indemnification pursuant to Article X with respect to the inaccuracy or breach of representation or warranty that was the subject of such Material Schedule Update, (b) such Material Schedule Update will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant which would have existed if Seller had not made such Material Schedule Update, and (c) all references to any part of the Disclosure Letter which was supplemented or amended in such Material Schedule Update shall for all purposes after the Closing be deemed to be a reference to such part of the Disclosure Letter as so supplemented or amended.
     Section 6.08 Removing Business Assets. Except as provided in the Transition Services Agreement, within 90 days after the Closing Date, Buyer will remove all Business Assets from all locations, except to the extent that such Business Assets are located at Real Property acquired or to be occupied by Buyer pursuant to this Agreement. Such removal will be done in such a manner as to avoid any damage to the facilities and property owned or occupied by Seller, with any damage to the Business Assets or to the Real Property resulting from such removal to be paid by Buyer. Seller shall permit Buyer to copy and download from Seller’s computer systems during normal business hours all GC Intellectual Property that is in the form of data stored in Seller’s computer systems; provided, however, that Buyer shall use its commercially reasonable efforts to avoid accessing, copying or downloading data unrelated to the Business and to minimize disruption to Seller’s business and personnel. Should Buyer fail to remove the Excluded Assets as required by this Section 6.08, Seller will have the right, but not the obligation, (a) to remove the Business Assets at Buyer’s sole cost and expense, and (b) to store the Business Assets and to charge Buyer all storage costs associated therewith. Buyer will promptly reimburse Seller for all reasonable costs and expenses incurred by Seller in connection with any Business Assets not removed by Buyer on or before the Closing Date.
     Section 6.09 Retained Names. To the extent the Retained Names appear on (a) any plant, building or equipment, or (b) any stationery, business form, packaging, container, sign or other property (real or personal) included in the Business Assets, Seller grants, and/or confirms the grant by its Affiliates of, a royalty free license to Buyer to use the Retained Names on such Business Assets until removal can be effected from such Business Assets or until such materials are used and exhausted; provided, however, that Buyer will use reasonable efforts in a timely fashion to effect obliteration of the Retained Names from all Business Assets within 90 days following the Closing Date, and cease, in any event, using the Retained Names no later than six months following the Closing Date.
     Section 6.10 Subordination of Financing. If Buyer obtains subordinated Financing in connection with consummating the transactions contemplated by this Agreement, then the promissory note(s) evidencing such subordinated Financing (the “Subordinated Notes”) shall be subordinated by their terms (in form and substance reasonably satisfactory to Seller) to Seller’s indemnification rights under this Agreement. Such subordination provisions will provide, among other things, that if any Seller Indemnitee makes any claim for indemnification under Section 10.02(b) at any time on or before the third anniversary of the Closing and such claim (separately or together with all other such claims that are then outstanding but not resolved) exceeds $1,000,000, then Buyer shall not pay any principal of such subordinated Financing until such time as such claim is resolved or paid in full under this Agreement. Seller shall be an express third party beneficiary of the subordination provisions described above, and the Subordinated Notes will provide that Buyer or the lender(s) thereunder will not, directly or indirectly, amend such subordination provisions without Seller’s prior written consent. The subordination provisions described above will expire on the third anniversary of the Closing Date; provided, however, that such subordination provisions will not expire with respect to any claim by any Seller Indemnitee that is outstanding as of such third anniversary.
ARTICLE VII
TAXES AND RELATED MATTERS
     Section 7.01 Tax Reporting; Liability for Taxes.
          (a) Seller will timely file any Tax Returns with respect to the Business Assets or the Business required to be filed on or before the Closing Date and will timely pay any Taxes shown to be due on such Tax Returns.
          (b) Seller shall have sole responsibility for filing its own U.S. federal or state or foreign consolidated or combined income Tax Returns. With respect to any Acquired Subsidiary that is a member of Seller’s consolidated or combined group for purposes of U.S. federal or state or foreign income tax purposes, within one hundred twenty (120) days after the Closing, Buyer shall provide to Seller a customary income Tax package, including any items related to such Acquired Subsidiary as Seller may reasonably request in writing, for the preparation of any Tax Returns described in the second sentence of this Section 7.01(b). Following the delivery of the Tax package referred to in the previous sentence, upon written request from Seller, Buyer shall provide, no later than ten (10) Business Days following such request, any additional information in connection with such Tax package that is reasonably requested by the Seller for the preparation of such Tax Returns. The Parties agree that, for federal and applicable state income Tax purposes, the taxable year of any Acquired Subsidiary described in this Section 7.01(b) will end as of the Closing Date. The Parties further agree that all Company items accruing on the Closing Date with respect to any Acquired Subsidiary shall be Liabilities for purposes of determining Final Working Capital and shall be allocated to the taxable year of such Acquired Subsidiary ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1), Buyer shall not treat the “next day” rule under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local law as applying to any deductions of such Acquired Subsidiary accruing in connection with the Closing, and no election shall be made that would result in the ratable allocation of such deductions under Treasury Regulation Sections 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii) or any similar provision of state or local or foreign law.
          (c) Buyer shall prepare or cause to be prepared and timely file or cause to be filed, at its own cost and in a manner consistent with past practice unless otherwise required by applicable Law, all Tax Returns with respect to the Business Assets and/or Acquired Subsidiaries, other than the Tax Returns described in Section 7.01(a) and Section 7.01(b). The

Buyer shall not have the right to amend any Tax Returns for which Seller is responsible under Section 7.01(a) or Section 7.01(b) without the prior written consent of Seller.
     Section 7.02 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price (after taking into account any Purchase Price adjustment pursuant to Section 3.03), the Assumed Obligations and any other payments made by Buyer pursuant to this Agreement will be allocated among the Business Assets and the shares of each Acquired Subsidiary for tax purposes in a mutually agreed upon manner, consistent with Section 1060 of the Code and the regulations promulgated, based upon the fair market values of such assets consistent with an allocation schedule to be determined in the reasonable good faith judgment of the Buyer within 120 days after the Closing Date, subject to the approval of Seller, which approval will not be unreasonably withheld or delayed (the “Allocation Schedule”). Such Allocation Schedule will separately state the portion of the purchase price allocable to the non-U.S. assets by jurisdiction, if any. Each Party will timely file IRS Form 8594 and any elections required by other taxing authorities in a manner consistent with the Allocation Schedule. Buyer and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Buyer and Seller will consult with one another with respect to any Tax audit, controversy or litigation relating to the allocations made pursuant to Code Section 1060 by the IRS or another taxing authority.
     Section 7.03 Additional Tax Matters.
          (a) Seller will furnish, upon request, as promptly as practicable, such information (including access to books and records, but not including access to Seller’s U.S. federal income Tax Returns) and assistance relating to the Business Assets or the Business as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, or the prosecution or defense of any Proceeding relating to any proposed Tax adjustment, in any case, relating to the Business Assets, the Business or any Acquired Subsidiary. Seller will keep all such information and documents received by Seller confidential unless otherwise required by Applicable Law.
          (b) Seller will retain or cause to be retained all applicable books and records pertinent to the Business Assets or the Business until the applicable period for assessment of Taxes under Applicable Law has expired. Seller will give Buyer reasonable notice prior to transferring, discarding or destroying any such applicable books and records relating to Tax matters and, if so requested, will allow Buyer, at its own expense, to take possession of such books and records.
          (c)  Buyer will pay all transfer, documentary, sales, use, stamp, registration, recording and other such Taxes (excluding Taxes based on income, gross receipts or revenues or profits) and governmental fees (including any penalties and interest), as applicable, incurred in connection with the Contemplated Transactions, including the sale and transfer of the Business Assets and the Acquired Subsidiaries. The Parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required. The Parties will cooperate with each other and use their commercially reasonable efforts to minimize the Taxes attributable to the transfer of the Business Assets and the Acquired Subsidiaries, subject to Applicable Law.
     Section 7.04 Proration. Notwithstanding anything herein to the contrary, to the extent that any Taxes are not included as a liability for purposes of computing Working Capital (pursuant to the definition thereof in this Agreement and the Methods and Methodologies) and adjusting the Base Purchase Price pursuant to Section 3.03, (a) Seller will be responsible for and pay any and all Taxes imposed on or with respect to the Business Assets or the Acquired Subsidiaries and other expense items such as rent, utilities and similar expenses with respect to the Business Assets, including real property Taxes, personal property Taxes and similar ad valorem obligations, if any, and income Taxes, if any, of the Acquired Subsidiaries, including special assessments with respect to such Taxes, levied or imposed upon, or in connection with, the Business Assets, the conduct or operation of the Business or the Acquired Subsidiaries, in each case, with respect to the Tax periods (or portions thereof) ending on or prior to the Closing Date and Seller will be entitled to any refunds with respect to such Taxes, and (b) Buyer will be responsible for and pay any and all Taxes imposed on or with respect to the Business Assets or the Acquired Subsidiaries and other expense items such as rent, utilities and similar expenses with respect to the Business Assets, including real property Taxes, personal property Taxes and similar ad valorem obligations, if any, and income Taxes, if any, of the Acquired Subsidiaries, including special assessments with respect to such Taxes, levied or imposed upon, or in connection with, the Business Assets, the conduct or the operation of the Business or the Acquired Subsidiaries, in each case, with respect to the periods (or portions thereof) beginning after the Closing Date and Buyer will be entitled to any refunds with respect to such Taxes. For purposes of the preceding sentence, Seller and Buyer agree that (x) the liabilities for Taxes imposed on a periodic basis, including all real property Taxes, personal property Taxes and other similar ad valorem taxes or special assessments that are levied with respect to the Business Assets or any Acquired Subsidiary and allocable to Seller under this Agreement for assessment periods within which the Closing Date occurs (collectively, the “Apportioned Obligations”), will be apportioned between Seller and Buyer based on the number of days in any such period falling on or prior to the Closing Date, on one hand, and the number of days in such period falling after the Closing Date, on the other hand (it being understood that Buyer is responsible for the portion of each Apportioned Obligation attributable to the number of days after the Closing Date in the relevant assessment period and that Seller is responsible for the portion of each such Apportioned Obligation attributable to the number of days on or prior to the Closing Date in the relevant assessment period) and (y) the liabilities for all other Taxes, including Taxes based upon or related to income, receipts, sales, or expenses, levied with respect to the Business Assets or any Acquired Subsidiary shall be allocated between the Parties as if the applicable taxable period ended on the Closing Date (it being understood that Seller is responsible for the portion of such Taxes for the portion of the taxable period up to and including the Closing Date and Buyer is responsible for the portion of such Taxes for the portion of the taxable period beginning on the day after the Closing Date).
     Section 7.05 Successor Employer. At the request of Buyer, Seller will reasonably cooperate with Buyer to (i) treat Buyer as a “successor employer” and Seller as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Hired Employees and Post-Transition Employees who are employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”) and (ii) follow the Alternate Procedure for Predecessors and Successors in Section 5 of Rev. Proc. 2004-53 in order to avoid, to the extent possible, the filing of more than one Internal Revenue Service Form W-2 with respect to each such Hired Employee and Post-Transition Employee for the calendar year within which the Closing Date occurs; provided, however, that Buyer will not be treated as a successor employer for any other purpose. Buyer will assume Seller’s obligation to furnish Form W-2s (and all related information) to all Hired Employees for the calendar year in which the Closing Date occurs and Seller’s obligation to furnish Form W-2s (and all related information) to all Post-

Transition Employees for the calendar year in which their termination of employment from Seller occurs. Further, to the extent consistent with Applicable Law and at the request of Buyer, Seller will cooperate with Buyer to avoid, to the extent practical, the filing of more than one individual information reporting form pursuant to each applicable Tax law with respect to each such Hired Employee for the calendar year within which the Closing occurs and with respect to each such Post-Transition Employee for the calendar year within which the termination of employment by Seller occurs.
ARTICLE VIII
COVENANTS OF ALL PARTIES
     Section 8.01 Further Assurances; Consents and Legal Approvals.
          (a) Subject to the terms and conditions provided in this Agreement, from time to time (including after the Closing), each of the Parties will in good faith use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under Applicable Law or as reasonably requested by the other Party in order to perform its obligations under this Agreement, to consummate, evidence or implement the Contemplated Transactions, including to fulfill, as soon as reasonably practicable, the conditions to Closing set forth in Sections 9.01 and 9.02; to execute and deliver all necessary documents, certificates, agreements and other writings; to obtain, or cause to be obtained, all necessary Consents (including the Required Contractual Consents and any other consents that may be required in connection with the Contemplated Transactions that have not been previously obtained prior to or at the Closing); to obtain the Required Legal Approvals and any other authorizations, Consents, orders and approvals of any Governmental Authority, including the filing of any filings or registrations, necessary for the Seller’s and Buyer’s respective obligations to consummate and make effective the Contemplated Transactions; and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Contemplated Transactions for the purpose of securing to the Parties the benefits contemplated by this Agreement.
          (b) The Parties will cooperate in good faith with one another in determining whether any actions described in Section 8.01(a) are required or advisable and in the execution of such actions. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the Parties will furnish information reasonably required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.
          (c) Anything in this Agreement to the contrary notwithstanding, this Agreement will not constitute an Agreement to sell, convey, assign, sublease or transfer any Business Assets, including Contracts, Permits, Leases and personal property lease agreements, if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the Consent of another party thereto or a Governmental Authority, would in any way affect the rights of Seller or Buyer with respect to such Business Asset (“Nonassignable Items”).
          (d) Seller will use its commercially reasonable efforts (which shall not include payment of any material consideration) and Buyer will cooperate in all reasonable respects with

Seller to obtain and satisfy all Required Contractual Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Buyer all Nonassignable Items. If any such Required Contractual Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, sublease or transfer would be ineffective, Seller and its appropriate Affiliates will at the Closing enter into such arrangements (including related written agreements) as Buyer may reasonably request in order to provide to Buyer the benefit of any such Nonassignable Items.
     Section 8.02 Public Announcements. Before and after the Closing, the Parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Contemplated Transactions and, except as may be required by Applicable Law or securities exchange rules, neither Party will issue any such public statement without the prior written consent of the other Party, which consent will not be unreasonably delayed, conditioned or withheld; provided, however, that, for the avoidance of doubt, following the Closing, routine notifications by Buyer to customers, suppliers and other third parties having dealings with the Business made in connection with the conduct of the Business or relating to the Business Assets will not constitute public statements for purposes of this Section 8.02.
ARTICLE IX
CONDITIONS TO CLOSING
     Section 9.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions at the Closing are subject to the satisfaction of each of the following conditions, unless expressly waived by Buyer in writing:
          (a) Performance. All of the agreements and covenants of Seller to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
          (b) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality qualifier or Material Adverse Effect exception) shall be true and correct as of the Closing Date as if made at the Closing Date (or to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct on and as of such earlier date), except in any case for such failures to be true and correct as of the applicable date that would not have, individually or in the aggregate, a Material Adverse Effect.
          (c) Closing Certificate. Buyer shall have received a certificate signed on behalf of Seller by one of its duly authorized officers and stating that the conditions set forth in Sections 9.01 (a) and 9.01(b) shall have been satisfied.
          (d) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.

          (e) Required Legal Approvals and Required Contractual Consents. Seller shall have delivered to Buyer all Required Legal Approvals and Required Contractual Consents listed in Schedule 9.01(e), all of which approvals and consents shall be reasonably satisfactory in form and substance to Buyer.
          (f) No Material Adverse Effect. Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred.
          (g) No Orders. No Order issued by any court of competent jurisdiction or any competent Governmental Authority or any other Proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the Contemplated Transactions shall have been instituted and not settled or otherwise terminated.
          (h) Transfer Documents. Buyer shall have received bills of sale, general assignments and conveyance documents with respect to the Business Assets, including instruments of transfer for Marks and patents included in the Business Assets, in form and substance reasonably satisfactory to Buyer, duly executed by Seller, and such other instruments as may be reasonably requested by Buyer to transfer all right, title and interest in, under and to the Business Assets to Buyer, free and clear of all Liens other than Permitted Liens.
          (i) Release of Encumbrances. Seller shall have obtained and delivered to Buyer (i) one or more payoff letters with respect to all Debt, if any, outstanding immediately prior to the Closing and relating to the Business Assets and (ii) releases of all Liens on the Business Assets, other than Permitted Liens, all of which payoff letters and releases shall be reasonably satisfactory in form and substance to Buyer.
          (j) Transition Services Agreement. Buyer shall have received counterparts of the Transition Services Agreement (substantially in the form attached as Exhibit A) (the “Transition Services Agreement”) duly executed by Seller.
          (k) Lease Assignments. Buyer shall have received counterparts of the lease assignments with respect to, or executed subleases on substantially the same terms as, the Leases included in the Business Assets (excluding the Connecticut Sublease) (collectively, the “Lease Assignments”) duly executed by Seller, all of which Lease Assignments shall be reasonably satisfactory in form and substance to Buyer.
          (l) Connecticut Sublease. Buyer shall have received counterparts of the sublease agreement(s) (substantially in the form attached as Exhibit B with Section 24 thereof completed to the reasonable satisfaction of Buyer’s senior lender) (the “Connecticut Sublease”), duly executed by Seller.
          (m) Resolutions. Buyer shall have received a certificate from the Secretary or a comparable official of Seller, dated as of the Closing Date, attesting to, among other things, the resolutions of Seller authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Seller, and to the incumbency of the officer(s) executing any Transaction Agreement on behalf of Seller.

          (n) Organizational Documents. Buyer shall have received copies of the Organizational Documents of Seller and each Acquired Subsidiary, as in effect on the Closing Date, certified by the Secretary of Seller or such Acquired Subsidiary, as applicable.
          (o) Good Standing. Seller shall have delivered to Buyer (i) a certificate as to the good standing of Seller, executed by the appropriate officials of the State of Connecticut and (ii) certificates as to the good standing of the Acquired Subsidiaries, executed by the appropriate officials of Singapore or the State of Delaware, as applicable.
          (p) Acquired Subsidiary Transfer Documents. Certificates representing all of the outstanding capital stock of each Acquired Subsidiary, properly endorsed or accompanied by stock powers sufficient under Applicable Law to transfer such certificates to Buyer.
          (q) Resignations. Letters of resignation, effective as of the Closing, executed by each of the officers and directors of each Acquired Subsidiary.
          (r) Corporate Records. The original corporate minute book, stock ledger and other corporate records, to the extent they exist on the Closing Date, for each Acquired Subsidiary.
          (s) FIRPTA Certificate. Seller shall have delivered to Buyer a statement described in Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a foreign person for purposes of Code Section 1445.
     Section 9.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions unless expressly waived in writing by Seller:
          (a) Performance. All of the agreements and covenants of Buyer to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
          (b) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality qualifier or Buyer Material Adverse Effect exception) shall be true and correct as of the Closing Date as if made at the Closing Date (or to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct on and as of such earlier date), except in any case for such failures to be true and correct as of the applicable date that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.
          (c) Closing Certificate. Seller shall have received a certificate signed on behalf of Buyer by one of its duly authorized officers and stating that the conditions set forth in Sections 9.02(a) and 9.02(b) shall have been satisfied.
          (d) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Contemplated Transactions.
          (e) No Orders. No Order issued by any court of competent jurisdiction or any competent Governmental Authority or any other Proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the Contemplated Transactions shall have been instituted and not settled or otherwise terminated.
          (f) Assumption Documents. Seller shall have received documents with respect to the assumption by Buyer of the Assumed Obligations, in form and substance reasonably satisfactory to Seller, duly executed by Buyer, and such other instruments as may be reasonably requested by Seller with respect to such assumption.
          (g) Transition Services Agreement. Seller shall have received counterparts of the Transition Services Agreement duly executed by Buyer.
          (h) Lease Assignments. Seller shall have received counterparts of the Lease Assignments duly executed by Buyer.
          (i) Connecticut Sublease. Seller shall have received counterparts of the Connecticut Sublease duly executed by Buyer.
          (j) Resolutions. Seller shall have received a certificate from the Secretary or a comparable official of Buyer, dated as of the Closing Date, attesting to, among other things, the resolutions of Buyer authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Buyer, and to the incumbency of the officer(s) executing any Transaction Agreement on behalf of Buyer.
          (k) Organizational Documents. Seller shall have received copies of the certificate of incorporation and bylaws of Buyer, as in effect on the Closing Date, certified by the Secretary of Buyer.
          (l) Good Standing. Buyer shall have delivered to Seller a certificate as to the good standing of Buyer, executed by the appropriate officials of the State of Delaware.
          (m) Subordinated Notes. If Buyer obtains subordinated Financing in connection with the consummation of the transactions contemplated by this Agreement, Buyer shall have delivered to Seller true and correct copies of the Subordinated Notes, in each case, duly executed by Buyer and reflecting, among other things, the subordination provisions and other matters described in Section 6.10.
     Section 9.03 No Financing Contingency. Notwithstanding anything to the contrary in this Agreement, (i) securing or obtaining debt or equity financing, if any, for all or any portion of the Purchase Price or any fees payable by Buyer in connection with the Contemplated Transactions (“Financing”) shall not constitute a condition of Buyer to close the Contemplated Transactions; (ii) any failure (in whole or in part) by Buyer to secure or obtain such Financing shall not limit, affect or otherwise modify any obligation of Buyer under this Agreement; and (iii) none of Seller, its Affiliates and its Representative shall have any obligation to provide or assist Buyer in obtaining any Financing (or portion thereof); provided, however, that Seller will agree to allow Buyer to collaterally assign its rights under this Agreement to Buyer’s senior lender providing any Financing and to enter into such customary agreements in connection therewith as such senior lender shall reasonably request so long as such agreements do not require Seller or any of its Affiliates to assume any additional liability or incur any cost or expense.
ARTICLE X
INDEMNIFICATION
     Section 10.01 Survival of Representations, Warranties and Covenants. The representations and warranties set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement will survive until the 547th calendar day after the Closing Date and, except as provided in the penultimate sentence of this Section 10.01, will thereupon terminate; provided, however, that the representations and warranties in Sections 4.02 (first sentence), 4.07(c), 4.14, 5.02 (first sentence) and 5.03 (collectively, the “Fundamental Representations”) will survive indefinitely. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if notice of the breach thereof giving rise to such right of indemnity, which notice shall specify in reasonable detail the basis of the claim and, to the extent then known and quantifiable, the amount of Damages incurred, shall have been given to the party against whom such indemnity may be sought prior to such time. All covenants will survive the Closing until the last date on which any such covenant is to be performed or, if no such date is specified for performance, indefinitely.
     Section 10.02 Agreement to Indemnify.
          (a) From and after the Closing, Seller will indemnify on an after Tax basis Buyer and its Affiliates, officers, directors, partners, shareholders, members, agents, employees, permitted assigns and successors (collectively, the “Buyer Indemnitees”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnitees as incurred in respect of any Damages which any such Buyer Indemnitee may suffer, sustain or become subject to, as a result of or relating to, without duplication:
          (i) the Breach of any representation or warranty made by Seller contained in this Agreement or any certificate or instrument delivered by Seller in connection herewith (“Seller Warranty Breach”);
          (ii) the Breach by Seller of any covenant of Seller contained in this Agreement or any other Transaction Agreement (other than the Transition Services Agreement), including the failure of Seller to assume, pay, perform and discharge the Excluded Liabilities;

          (iii) any Liability arising out of the ownership or operation of (A) the Business Assets or the Business prior to the Effective Time, other than the Assumed Obligations or (B) the Excluded Assets;
          (iv) any Liability of any Acquired Subsidiary, other than (A) Liabilities of the Acquired Subsidiaries to the extent specifically included in the Final Working Capital set forth on the Final Closing Statement and (B) Liabilities of any Acquired Subsidiary arising out of the ownership or operation of the business of any Acquired Subsidiary, in each case, at or after the Effective Time, including under the Contracts included in the Business Assets (other than any Liability arising out of or relating to a Breach of such Contract that occurred prior to the Effective Time); or
          (v) any Liability with respect to or relating to the employment by Seller or its Affiliate of the Retained Employee.
          (b) From and after the Closing, Buyer will indemnify Seller and its officers, directors, partners, shareholders, members, agents, employees, permitted assigns and successors (collectively, the “Seller Indemnitees”) and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnitees as incurred in respect of any Damages which any such Seller Indemnitee may suffer, sustain or become subject to, as a result of or relating to, without duplication:
          (i) the Breach of any representation or warranty made by Buyer contained in this Agreement or any certificate or instrument delivered by Seller in connection herewith (“Buyer Warranty Breach”);
          (ii) the Breach by Buyer of any covenant of Buyer contained in this Agreement or any other Transaction Agreement (other than the Transition Services Agreement), including the failure of Buyer to assume, pay, perform and discharge the Assumed Obligations (including obligations in respect of the Temporarily Retained Employees); or
          (iii) any Liability arising out of the ownership or operation of the Business Assets or the Business or any Acquired Subsidiary, in each case, at or after the Effective Time, other than the Excluded Liabilities and other than as provided in Section 10.02(a)(iv).
          (c) In determining the meaning of “after-Tax basis,” the amount of any Damages for which indemnification is provided to a Buyer Indemnitee or Seller Indemnitee (a “Tax Indemnitee”) under this Article X will be:
          (i) reduced by the Tax benefit (determined on a net present value basis) of any deductions taken by the Tax Indemnitee on account of such Damages; and
          (ii) increased by the amount of the aggregate additional Tax Liability incurred or to be incurred by the Tax Indemnitee as a result of receipt of payments under this Article X.

     Section 10.03 Certain Limitations and Other Matters.
          (a) Notwithstanding Section 10.02(a):
          (i) with respect to indemnification by Seller for any Seller Warranty Breach, Seller will not be liable unless and until the Buyer Indemnitees have collectively suffered aggregate Damages in connection with Seller Warranty Breaches in excess of $100,000 (the “Deductible”) and, in such event, Seller will be required to pay the entire amount of all such Damages that exceed the Deductible; provided, however, that the limitation in this clause (i) will not apply to Damages related to the failure to be true and correct of any of the Fundamental Representations made by Seller;
          (ii) the maximum aggregate liability of Seller in connection with Breaches by Seller of its Fundamental Representations or Seller’s obligations under Section 2.04 or Section 6.03 will not exceed 50% of the Base Purchase Price (the “Fundamental Cap”);
          (iii) except for Liabilities provided in Section 10.03(a)(ii) or Section 10.03(a)(iv), the maximum aggregate liability of Seller pursuant to this Article X or otherwise under this Agreement, any other Transaction Agreement or Applicable Law, will not exceed 25% of the Base Purchase Price (the “Cap”);
          (iv) the limitations described in Section 10.03(a)(ii) or Section10.03(a)(iii) will not apply to (x) any claims based on fraud or (y) claims relating to a Breach of any representation or warranty in Section 4.20 relating to the premises that are the subject of the Connecticut Sublease or any claim by Buyer against Seller under the Sublease with respect to environmental matters relating to any period (or portion thereof) ending before the Effective Time; and
          (v) the limitations described in Section 10.03(a)(i), 10.03(a)(ii) or 10.03(a)(iii) will not apply to any claim (x) under Section 10.02(a)(v) or (y) relating to Buyer’s obligations under Section 2.04(c) or Section 7.04.
          (b) Notwithstanding Section 10.02(b):
          (i) with respect to indemnification by Buyer for any Buyer Warranty Breach, (A) Buyer will not be liable unless and until the Seller Indemnitees have collectively suffered aggregate Damages in connection with Buyer Warranty Breaches in excess of the Deductible and, in such event, Buyer will be required to pay the entire amount of all such Damages that exceed the Deductible; provided, however, that the limitation in this clause (A) will not apply to Damages related to the failure to be true and correct of any of the Fundamental Representations made by Buyer; (B) except as provided in Section 10.03(b)(i)(C), the maximum aggregate liability of Buyer in connection with Buyer Warranty Breaches will not exceed the Cap; and (C) the maximum aggregate liability of Buyer in connection with Breaches by Buyer of its Fundamental Representations will not exceed the Fundamental Cap;
          (ii) except as provided in Section 10.03(b)(iii), the maximum aggregate liability of Buyer pursuant to this Article X or otherwise under this Agreement,

any other Transaction Agreement or Applicable Law will not exceed 50% of the Base Purchase Price; and
          (iii) the limitations described in Section 10.03(b)(ii) will not apply to (x) any claims based on fraud, (y) any claim by Seller against Buyer for environmental matters relating to the premises that are the subject of the Connecticut Sublease and relating to any period (or portion thereof) beginning at or after the Effective Time or (z) Buyer’s obligations pursuant to Section 7.04 or Section 10.02(b)(iii).
     Section 10.04 Claims Procedures.
          (a) Except with respect to Third Party Claims covered by Section 10.05, any Buyer Indemnified Party or Seller Indemnified Party who wishes to make a claim for indemnification for Damages pursuant to this Article X (an “Indemnified Party”) shall give written notice to each Person from whom indemnification is being claimed (an “Indemnifying Party”) as promptly as practicable after discovering the Damages, obligation or facts giving rise to such claim for indemnification, describing in reasonable detail the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, however, that any failure in providing such notice in accordance with this Section 10.04(a), however, shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is materially prejudiced by such failure. Promptly after written notice of a claim has been provided as set forth above, the Indemnified Party shall supply the Indemnifying Party with all material information and documents the Indemnified Party has in its possession regarding such claim, together with all material information in its possession regarding the amount of the Damages that the Indemnified Party asserts it has sustained or incurred, and shall provide reasonable access to the Indemnifying Party to inspect such other books and records in the possession of the Indemnified Party and relating to the claim and asserted Damages as the Indemnifying Party shall reasonably request. The Indemnifying Party shall have a period of 15 days after receipt by the Indemnifying Party of such notice and such evidence to either (i) agree to the payment of the Damages to the Indemnified Party or (ii) contest the payment of the Damages. If the Indemnifying Party does not agree to or contests the payment of the Damages within such 15-day period, then the Indemnifying Party shall be deemed not to have accepted the Damages and the Parties shall negotiate in good faith to seek a resolution of such dispute for a 30-day period and, if not resolved through negotiations during such period, then such dispute will be resolved in accordance with Section 12.11 of this Agreement. If the Indemnifying Party agrees to the payment of the Damages within such 15-day period, then it shall, within five Business Days after such agreement, pay, or cause to be paid, to the Indemnified Party the amount of the Damages that is payable pursuant to, and subject to the limitations set forth in, this Article X.
          (b) If an Indemnified Party is entitled to indemnification from the Indemnifying Party for any Damages as provided in Section 10.04(a), satisfaction of such indemnification obligations of Seller will be effected, subject to the limitations set forth herein, by wire transfer or transfers of immediately available funds to an account or accounts designated in writing by the applicable Indemnified Party.

     Section 10.05 Third Party Claims.
          (a) If any claim or action at law solely for Damages is instituted or threatened in writing by a third party against an Indemnified Party (each, a “Third Party Claim”) with respect to which an Indemnified Party intends to claim indemnification for any Damages under this Article X, then such Indemnified Party shall give written notice to the Indemnifying Party promptly, and in any event no later than 15 Business Days after such Indemnified Party has knowledge of a written assertion of Liability from the third party, describing in reasonable detail the claim, the amount thereof (if known and quantifiable) and the basis thereof, and shall not make any admissions or acceptances. The Indemnified Party shall use commercially reasonable efforts to supply the Indemnifying Party with all material information and documents as the Indemnified Party has in its possession regarding such claim (including court papers), together with all material information that the Indemnified Party has in its possession regarding the amount of the Damages that the Indemnified Party asserts it has sustained or incurred, and shall provide reasonable access to the Indemnifying Party to inspect such other books and records in the possession of the Indemnified Party and relating to the Third Party Claim and asserted Damages as the Indemnifying Party shall reasonably request.
          (b) Except as otherwise provided herein, the Indemnifying Party shall have the right to conduct and control, at its own expense, through counsel of its choosing and reasonably satisfactory to the Indemnified Party, the defense of a Third Party Claim so long as the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party has agreed to assume the control and defense of such Third Party Claim after 20 Business Days of its receipt of the initial notice of the Third Party Claim or such earlier time as may be necessary to respond timely to such Third Party Claim. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the control and defense of any Third Party Claim in accordance with the provisions of this Agreement. If the Indemnifying Party does not expressly elect to assume the control and defense of such Third Party Claim within the 20-Business Day period described above in this clause (b) and otherwise in accordance with this Section 10.05, (i) the Indemnified Party shall have the right to assume the control and defense of and to settle such Third Party Claim (which settlement shall be subject to the approval of the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed) and (ii) the Indemnifying Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Indemnified Party will reasonably cooperate with the Indemnifying Party in connection with such participation. If the Indemnifying Party assumed the control and defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the sole expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnified Party and the Indemnifying Party may present such counsel with a conflict of interest.
          (c) Notwithstanding the foregoing but subject to Section 10.05(e), if the Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by written notice to the Indemnifying Party, assume the right to defend, compromise or settle such Third Party Claim; provided, however, that no such compromise or settlement shall be effected without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed; and provided further, however, that in no event shall the Indemnified Party’s actions under this clause (c) affect the right of the Indemnified Party to any indemnification from the Indemnifying Party to which the Indemnified Party may be entitled pursuant to this Agreement.
          (d) If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall make all reasonable efforts to mitigate any such Third Party Claims and shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party to the fullest extent possible in regard to all matters relating to the Third Party Claim, including access to the Books and Records of Seller, and, if necessary, providing the Party controlling the defense of the Third Party Claim and its counsel with any powers of attorney or other documents required to permit the Party controlling the defense of the Third Party Claim and its counsel to act on behalf of the other Party.
          (e) The Indemnifying Party shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), pay, settle or compromise a Third Party Claim unless such settlement (i) includes an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim, (ii) does not subject the Indemnified Party to any equitable remedy or to any monetary Liability that will not be promptly paid by the Indemnifying Party or any consent order, decree or injunctive relief or other equitable remedy, and (iii) does not include a finding, statement or admission of fault, culpability or failure to act by the Indemnified Party.
          (f) In all cases, the Indemnified Party and the Indemnifying Party will keep each other reasonably informed as to all matters concerning any Third Party Claim and will promptly notify the other Party in writing of any and all significant developments relating thereto.
     Section 10.06 No Setoff. Buyer will not be entitled to recover any indemnification payment due from Seller hereunder by retaining and setting off such payment amounts against any amounts due or to become due from Buyer to Seller or any Affiliate of Seller hereunder or under any document delivered pursuant hereto or in connection with this Agreement or the Contemplated Transactions.
     Section 10.07 Assumed Liabilities; Closing Statement Items. For the avoidance of doubt, Seller will not be required to indemnify Buyer against any Damages which constitute Assumed Obligations. Notwithstanding anything in this Article X to the contrary, Buyer will not be deemed to have incurred any Damages with respect to any item for which there is a reserve or accrued liability on the Closing Statement until the total amount of such Damages exceeds such reserve or accrual, and then only for the excess above such reserve or accrual.
     Section 10.08 Insurance. Prior to asserting any claim under this Agreement, each Indemnified Party will file or cause to be filed, a claim with respect to the indemnified Damages in question under any insurance policies which may be maintained by such Indemnified Party or any subsidiary, division or Affiliate thereof. If any insurance policies maintained by Buyer or

Affiliate thereof would cover any indemnified Damages, Seller’s indemnification for Losses will be limited to amounts in excess of the amounts actually collected by Buyer for such claims.
     Section 10.09 Character of Indemnity Payments. Except as otherwise required by Applicable Law, the Parties will treat any indemnification payment made hereunder as an adjustment to the purchase price for U.S. federal income taxes.
     Section 10.10 Exclusive Remedy. Except as provided in Sections 11.02(b), 11.03(b) and 12.12, the right to indemnification under this Article X, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any Party (other than any claims relating to fraud by another Party) for any actual or threatened breach of this Agreement, and none of the Parties shall initiate or maintain any legal action at law or in equity against any other Party (other than any claims relating to fraud by another Party) which is directly or indirectly related to any breach or threatened breach of this Agreement or any of the other Transaction Agreements on or after the Closing Date, except that any Party may pursue legal or equitable relief, including specific performance, against another Party for a breach or violation of Section 6.02, Section 6.03, and Section 6.10.
     Section 10.11 Subrogation. Upon making any payment to any Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party will be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against other Persons with respect to the subject matter of such indemnification claim.
     Section 10.12 Certain Other Indemnification Matters. In the event Buyer proceeds with the Closing notwithstanding Buyer’s actual knowledge at or prior to the Closing of any Breach by Seller of any representation, warranty or covenant in this Agreement, no Buyer Indemnitee shall have any claim or recourse against Seller with respect to such Breach under this Article X or otherwise.
ARTICLE XI
TERMINATION
     Section 11.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written agreement of Buyer and Seller;
          (b) by either Buyer or Seller by written notice to the other:
               (i) if any court of competent jurisdiction or any Governmental Authority shall have issued any Order permanently restraining, permanently enjoining or otherwise permanently prohibiting the consummation of the Contemplated Transactions and such Order shall have become final and non-appealable after the Parties have used their commercially reasonable efforts to have such Order removed, repealed or overturned; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any Party that has breached its covenants or obligations under this Agreement in any manner; or

               (ii) if the Closing shall not have occurred on or before December 31, 2010 (the “Termination Date”); provided, however, that the Termination Date shall be January 31, 2011, if (x) PNC Bank fails to provide Financing on or before December 31, 2010 and (y) Buyer notifies Seller of such fact no later than 11:59 p.m., New York City time, on December 31, 2010.
          (c) by Buyer, by written notice to Seller:
               (i) if Seller breaches any of its representations or warranties herein or fails to perform or comply with any of its covenants, agreements or obligations under this Agreement, which breach or failure would result in a failure to satisfy the conditions set forth in Section 9.01; or
          (ii) after receipt by Buyer of any Material Schedule Update;
provided, however, that, if any breach described in Section 11.01(c)(i) or any breach described in any Material Schedule Update is curable within 30 days through the exercise of commercially reasonable efforts by Seller prior to the Termination Date after Seller has received notice of such breach, then Buyer may not terminate this Agreement under this Section 11.01(c) prior to the expiration of a 30-day cure period;
          (d) by Seller, by written notice to Buyer, if Buyer breaches any of its representations or warranties herein or fails to perform or comply with any of its covenants, agreements or obligations under this Agreement, which breach or failure would result in a failure to satisfy the conditions set forth in Section 9.02; provided, however, that, if such breach is curable within 30 days through the exercise of commercially reasonable efforts by Buyer prior to the Termination Date after Buyer has received notice of such breach, then Seller may not terminate this Agreement under this Section 11.01(d) prior to the expiration of a 30-day cure period.
     Section 11.02 Termination Fee.
          (a) In the event that Seller terminates this Agreement pursuant to Section 11.01(d) or either Buyer or Seller terminates this Agreement pursuant to Section 11.01(b)(ii), and in any such case (i) all of the conditions set forth in Section 9.01 shall have been satisfied (or Seller can reasonably demonstrate that such conditions would have been satisfied as of the Closing Date but for a Breach of this Agreement by Buyer) as if the date of such satisfaction was the Closing Date (the “Seller Obligations”), (ii) Seller is not in breach of its material covenants and agreements contained in this Agreement, (iii) no Material Adverse Effect shall have occurred with respect to the Business, and (iv) the Closing shall have failed to occur due to a Breach of this Agreement by Buyer (which, for purposes of this Section 11.02(a) shall be deemed to have occurred if Buyer has not closed as of the Termination Date or otherwise complied in all material respects with its obligations under this Agreement and all of the Seller Obligations have been satisfied (or Seller can reasonably demonstrate that such conditions would have been satisfied as of the Closing Date but for a Breach of this Agreement by Buyer) as of 11:59 p.m., New York time, on the calendar day immediately preceding the Termination Date), then Buyer shall pay Seller a fee of $1,250,000.00 (the “Termination Fee”), by wire transfer of same day funds to an account previously designated in writing by Seller not later than three

(3) Business Days after such event of termination specified in this Section 11.03(a). The Termination Fee shall represent in part reimbursement of costs and expenses (including, without limitation, legal, accounting and financial advisory fees and expenses) incurred by Seller in connection with this Agreement, the other Transaction Agreements and the Contemplated Transactions. In the event that the Termination Fee is paid or payable under this Agreement, Buyer’s rights to the Buyer Fee under Section 11.03(a) shall be terminated.
          (b) Notwithstanding any other provision of this Agreement to the contrary, Seller’s sole and exclusive remedy, including on account of punitive damages, in the circumstances in which the Termination Fee is payable pursuant to Section 11.02(a) shall be payment of the Termination Fee in accordance with the terms hereof, and Seller shall be precluded from any other remedy against Buyer and its Affiliates, at law or in equity or otherwise.
     Section 11.03 Buyer Fee.
          (a) In the event that Buyer terminates this Agreement pursuant to Section 11.01(c)(i) or (ii) or either Buyer or Seller terminates this Agreement pursuant to Section 11.01(b)(ii), and in any such case (i) all of the conditions set forth in Section 9.02 shall have been satisfied (or Buyer can reasonably demonstrate that such conditions would have been satisfied as of the Closing Date but for a Breach of this Agreement by Seller) as if the date of such satisfaction was the Closing Date (the “Buyer Obligations”), (ii) Buyer is not in breach of its material covenants and agreements contained in this Agreement, and (iii) the Closing shall have failed to occur due to a Breach of this Agreement by Seller (which, for purposes of this Section 11.03(a) shall be deemed to have occurred if Seller has not closed as of the Termination Date or otherwise complied in all material respects with its obligations under this Agreement and all of the Buyer Obligations have been satisfied (or Buyer can reasonably demonstrate that such conditions would have been satisfied as of the Closing Date but for a Breach of this Agreement by Seller) as of 11:59 p.m., New York time, on the calendar day immediately preceding the Termination Date), then, in any such event, Seller shall pay Buyer a fee of $1,250,000.00 (the “Buyer Fee”), by wire transfer of same day funds to an account previously designated in writing by Buyer not later than three (3) Business Days after such event of termination specified in this Section 11.03(a). The Buyer Fee shall represent in part reimbursement of costs and expenses (including, without limitation, legal, accounting and financial advisory fees and expenses) incurred by Buyer in connection with this Agreement, the other Transaction Agreements and the Contemplated Transactions.
          (b) Notwithstanding any other provision of this Agreement to the contrary, Buyer’s sole and exclusive remedy, including on account of punitive damages, in the circumstances in which the Buyer Fee is payable pursuant to Section 11.03(a) shall be payment of the Buyer Fee in accordance with the terms hereof, and Buyer shall be precluded from any other remedy against Seller and its Affiliates, at law or in equity or otherwise.
     Section 11.04 Effect of Termination. Upon any termination pursuant to Section 11.01, and unless otherwise expressly provided for in this Agreement, no Party will have any further rights, Liabilities or obligations hereunder, excluding such Party’s expenses under Section 12.03.

ARTICLE XII
MISCELLANEOUS
     Section 12.01 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing and will be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, provided (A) the sending telecopier generates a transmission report showing successful completion of such transmission, and (B) if such telecopy is sent after 5:00 p.m. local time at the location of the receiving telecopier, or is sent on a day other than a Business Day, such notice or communication will be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:
If to Seller:
Gerber Scientific International, Inc.
83 Gerber Road West
South Windsor, Connecticut 06074
Facsimile: 860-648-8153
Attn: William V. Grickis, Jr., Secretary
with a copy to:
Crowell & Moring, LLP
590 Madison Avenue, 20th Floor
New York, NY 10022-2524
Facsimile: 212-223-4134
Attn: Joseph A. Adams, Esq.
If to Buyer or to Guarantor:
Coburn Technologies, Inc.
c/o Edward G. Jepsen
14 Gale Road
Bloomfield, CT 06002
Attention: Edward Jepsen
Facsimile: 860-727-0361

with a copy to:
Cohn Birnbaum & Shea P.C.
100 Pearl Street
Hartford, Connecticut 06103
Attention: Richard Shea, Esq.
Facsimile: 860-727-0361
     Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
     Section 12.02 Amendments; No Waivers.
          (a) Any provision of this Agreement may be amended only if such amendment is in writing and signed by Buyer and Seller. Any provision of this Agreement may be waived only if such waiver is in writing and signed by the Party against whom the waiver is to be effective. No waiver by a Party of any default, misrepresentation or Breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
          (b) The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     Section 12.03 Expenses. All costs and expenses incurred by a Party in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby will be paid by the Party incurring such cost or expense. This Section 12.03 will survive any termination of this Agreement.
     Section 12.04 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign or delegate this Agreement nor any of their respective rights, interests or obligations hereunder without the prior written approval of the other Parties. Any purported assignment or delegation in Breach of this Section 12.04 will be null and void.
     Section 12.05 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted electronically by pdf file or facsimile will be binding for all purposes hereof.
     Section 12.06 Entire Agreement. This Agreement (including the Disclosure Letter referred to herein that are hereby incorporated by reference), together with the Non-Disclosure Agreement dated July 14, 2010 between Seller and Guarantor, and the other Transaction Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.
     Section 12.07 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, will be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances will remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms will provide for the consummation of the Contemplated Transactions in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.
     Section 12.08 Construction. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not Breached will not detract from or mitigate the fact that such Party is in Breach of the first representation, warranty or covenant. All representations, warranties and covenants of the Parties contained herein and the right to assert claims in respect of any Breach thereof will survive the Closing, and any investigation heretofore or hereafter conducted by or on behalf of the Party entitled to benefit thereof, and will remain in full force and effect thereafter. Any item that is disclosed in any part of the Disclosure Letter with sufficient specificity so that it is apparent on the face of such part of the Disclosure Letter that such disclosure is also applicable to one or more parts of such Disclosure Letter shall also be deemed disclosed for purposes of such other parts of such Disclosure Letter to which disclosure is applicable. Terms used in any part of the Disclosure Letter and not otherwise defined in the Disclosure Letter shall have the respective meanings ascribed to such terms in this Agreement. The inclusion of information in the Disclosure Letter or in any supplement thereto shall not be deemed to be an admission or acknowledgment that such information is required to be listed therein or is material to any Party or outside the ordinary course of business, and no disclosure therein relating to any possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that such breach or violation exists or has actually occurred. Each Party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there will be no presumption that any ambiguities herein be construed against any particular Party. References to Sections refer to Sections of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

Any reference in this Agreement to gender will include all genders including the neuter, and words imparting the singular number only will include the plural and vice versa.
     Section 12.09 Third Party Beneficiaries. Except as provided in Article X, no provision of this Agreement will be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of Seller or any beneficiary or dependent thereof.
     Section 12.10 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Connecticut (without reference to its principles of choice or conflict of laws).
     Section 12.11 Arbitration.
          (a) Any controversy, claim or dispute arising out of or relating to this Agreement or the Breach, termination, enforceability or validity hereof, including the determination of the scope or applicability of the agreement to arbitrate set forth in this Section 12.11, will be determined exclusively by binding arbitration in Hartford, Connecticut. There will be three arbitrators, one to be chosen by Seller, one to be chosen by Buyer and a third to be selected by the two arbitrators so chosen. The arbitration will be governed by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules, provided that persons eligible to be selected as arbitrators will be limited to attorneys-at-law each of whom is on the AAA’s Large, Complex Case panel or a Center for Public Resources (“CPR”) Panel of Distinguished Neutrals, or has professional credentials comparable to those of the attorneys listed on such AAA and CPR Panels.
          (b) Judgment upon the award rendered may be entered in any court having jurisdiction. The parties hereby expressly consent to the nonexclusive jurisdiction of the federal and state courts of Hartford, Connecticut for this purpose and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
          (c) Each of the parties will, subject to the award of the arbitrators, pay an equal share of the arbitrators’ fees. The arbitrators will have the power to award recovery of all costs (including attorneys’ fees, administrative fees, arbitrators’ fees and court costs actually and reasonably incurred) to the prevailing party.
     Section 12.12 Guarantee.
          (a) Guarantor hereby irrevocably guarantees the payment and performance of all obligations of Buyer set forth in Section 11.02(a) (such obligations, the “Guaranteed Obligations” and such guarantee thereof by the Guarantor, the “Guarantee”).
          (b) The Guarantee is a guarantee of payment and performance, but not collection, and is irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Guaranteed Obligations. As provided in this Section 12.12(b), the Guarantee is a continuing guaranty and shall be binding upon Guarantor and his heirs, permitted successors, assigns, administrators and executors, and Guarantor irrevocably waives any right to revoke the Guarantee as to future events giving rise to any Guaranteed

Obligations. Except as provided in this Section 12.12, Guarantor has no obligation or liability under this Agreement.
          (c) Seller may from time to time, without notice or demand and without affecting the validity or enforceability of the Guarantee or giving rise to any limitation, impairment or discharge of Guarantor’s liability hereunder; (i) extend or change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guarantees of the Guaranteed Obligations and take and hold security for the payment of the Guarantee or the Guaranteed Obligations; (iv) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; and (v) exercise any other rights available to Seller under this Agreement, any other Transaction Agreement executed in connection herewith or under Applicable Law.
          (d) The Guarantee and the obligations of Guarantor hereunder with respect to any Guaranteed Obligation shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than satisfaction in full of the applicable Guaranteed Obligation), including, without limitation, the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them: (i) any failure to assert or enforce or any agreement not to assert or enforce, or the stay or enjoining, by order of court, operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to such Guaranteed Obligation or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of such Guaranteed Obligation, (ii) any waiver or modification of, or any consent to departure from, any of the terms or provisions of this Agreement or any other Transaction Agreement, or of any other guarantee or security for such Guaranteed Obligation and (iii) such Guaranteed Obligation, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect.
          (e) Guarantor waives, for the benefit of Seller: (i) any right to require Seller, as a condition of payment or performance by Guarantor, to (A) proceed against Buyer or any other Person, or (B) pursue any other remedy in the power of Seller under this Agreement, any other Transaction Agreement or applicable Law; (ii) any defense arising by reason of the incapacity, lack of authority or any disability of Buyer including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Buyer from any cause other than satisfaction in full of the Guaranteed Obligations; (iii) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon Seller’s errors or omissions in the administration of the Guaranteed Obligations, except behavior that amounts to bad faith; (v) (A) any principles or provisions of Law, statutory or otherwise, that are or might be in conflict with the terms of the Guarantee and any legal or equitable discharge of Guarantor’s obligations under the Guarantee,

(B) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness or diligence; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Guarantee, notices of default under this Agreement, or any Transaction Agreement, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any of the matters referred to Section 12.12(c) and Section 12.12(d) and any right to consent to any thereof; and (vii) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Guarantee. As used in this Section 12.12(e), any reference to “the principal” includes Buyer, and any reference to “the creditor” includes Seller. No other provision of the Guarantee shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER: COBURN TECHNOLOGIES, INC.
By:	/s/ Edward G. Jepsen
	Name:	Edward G. Jepsen
	Title:	Chairman & CEO

SELLER: GERBER SCIENTIFIC INTERNATIONAL, INC.
By:	/s/ William V. Grickis, Jr.
	Name:	William V. Grickis, Jr.
	Title:	Secretary

GUARANTOR (only in respect of Section 12.12):
/s/ Edward G. Jepsen
Edward G. Jepsen